UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LORILLARD, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 5, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders for 2012 (the “Annual Meeting”) of Lorillard, Inc. (the “Company”), which will be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on May 17, 2012 at 10:00 a.m., eastern daylight time.

At the Annual Meeting, shareholders will be asked to elect the two nominees named in the attached proxy statement to hold office as Class I Directors until the Annual Meeting of Shareholders for 2015, to hold a non-binding, advisory vote to approve the Company’s executive compensation, to approve the Lorillard, Inc. Employee Stock Purchase Plan, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, to consider two shareholder proposals, if properly presented at the Annual Meeting, and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares. Also enclosed is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Admission to the Annual Meeting will be by ticket only. If you are a registered shareholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the “About the Annual Meeting of Shareholders” section of the Proxy Statement to obtain a ticket.

Your participation in the Company’s Annual Meeting is important, regardless of the number of shares you own. In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. As a shareholder of record, you can vote your shares by telephone, electronically via the Internet or by submitting the enclosed proxy card. If you vote using the proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your interest in Lorillard, Inc. We look forward to seeing you at the meeting.

Sincerely,

Murray S. Kessler

Chairman, President and CEO

LORILLARD, INC.

714 Green Valley Road

Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FOR 2012

To Be Held on May 17, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of Lorillard, Inc. (the “Company”) for 2012 will be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on May 17, 2012 at 10:00 a.m., eastern daylight time (the “Annual Meeting”), to consider and vote upon the following matters:

1. To elect the two nominees named in the attached proxy statement to hold office as Class I Directors until the Annual Meeting of Shareholders for 2015, and until their successors are duly elected and qualified;

2. An advisory vote to approve the Company’s executive compensation;

3. To approve the Lorillard, Inc. Employee Stock Purchase Plan;

4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

5. To consider a shareholder proposal on declassifying the Board of Directors, if properly presented at the Annual Meeting;

6. To consider a shareholder proposal on reporting political contributions and expenditures, if properly presented at the Annual Meeting; and

7. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 28, 2012 as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Ronald S. Milstein

Executive Vice President, Legal and External Affairs,

General Counsel and Secretary

April 5, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2012 TO BE HELD ON MAY 17, 2012. THE PROXY STATEMENT FOR THE ANNUAL MEETING AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, BOTH OF WHICH ARE PROVIDED HEREWITH, ARE ALSO AVAILABLE AT http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy.

PLEASE VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. IF VOTING USING THE ENCLOSED PROXY CARD, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THE ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

LORILLARD, INC.

714 Green Valley Road

Greensboro, North Carolina 27408

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2012

TO BE HELD ON MAY 17, 2012

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Who is soliciting my vote?

The Board of Directors of Lorillard, Inc., a Delaware corporation (“we,” “our,” “us,” “Lorillard” or the “Company”), is soliciting your vote at our Annual Meeting of Shareholders for 2012, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date at the time and place, and for the purposes set forth in the accompanying notice. This Proxy Statement and Appendices A and B, the accompanying notice of annual meeting, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on February 21, 2012 are being mailed to shareholders on or about April 5, 2012.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the matters outlined in the accompanying notice. The only matters scheduled to be acted upon at the Annual Meeting are (1) the election of the two nominees named in this Proxy Statement to hold office as Class I Directors (see page 8 of this Proxy Statement), (2) a non-binding, advisory vote to approve the Company’s executive compensation (see page 18 of this Proxy Statement), (3) the approval of the Lorillard, Inc. Employee Stock Purchase Plan (see page 51 of this Proxy Statement), (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (see page 52 of this Proxy Statement), (5) a shareholder proposal on declassifying the Board of Directors, if properly presented at the Annual Meeting (see page 55 of this Proxy Statement), (6) a shareholder proposal on reporting political contributions and expenditures, if properly presented at the Annual Meeting (see page 56 of this Proxy Statement) and (7) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who can attend the Annual Meeting?

Only shareholders of record as of March 28, 2012 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Registration and seating for the Annual Meeting on May 17, 2012 will begin at 9:00 a.m. Shareholders will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 714 Green Valley Road, Greensboro, North Carolina 27408, the Company’s principal place of business, and ending on the date of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and our guests. Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Annual Meeting ticket. If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank or broker, you should request tickets in writing from Lorillard, Inc., Attention: Investor Relations, 714 Green Valley Road, Greensboro, North Carolina 27408, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming your beneficial ownership. Shareholders who do not obtain tickets in advance may obtain them on the Annual Meeting date at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with our security procedures, all persons attending the Annual Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Annual Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

How many votes do I have?

You will have one vote for every share of our common stock, $0.01 par value, (“Common Stock”) you owned on the Record Date.

What is a broker non-vote?

Generally, a broker non-vote occurs when shares held by a bank or broker for a beneficial owner are not voted with respect to a particular proposal because (i) the bank or broker has not received voting instructions from the beneficial owner and (ii) the bank or broker lacks discretionary voting power to vote such shares on a particular matter. Under the New York Stock Exchange (the “NYSE”) regulations, a bank or broker does not have discretionary voting power with respect to “non-routine” matters. The NYSE rules classify Proposal Nos. 1, 2, 3, 5 and 6 in the Proxy Statement as non-routine matters which prevents banks and brokers from voting the shares of beneficial owners who do not provide voting instructions. As a result, banks and brokers do not have discretionary authority to vote the shares of beneficial owners for Proposal Nos. 1, 2, 3, 5 and 6. Banks and brokers have discretionary authority to vote for Proposal No. 4.

How many votes can be cast by all shareholders?

130,515,447 votes may be cast at the Annual Meeting, representing one vote for each share of our Common Stock that was outstanding on the Record Date. There is no cumulative voting, and the holders of our Common Stock vote together as a single class.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum.

How many votes are required to elect directors and adopt any other proposals?

Proposal No. 1 — the election of each director — is determined by a majority of the votes cast with respect to each nominee’s election at the Annual Meeting at which a quorum is present, in person or by proxy, and entitled to vote on the proposal. Under applicable Delaware law, in determining whether the nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Votes may be cast “for” or “against” each nominee, or a shareholder may abstain from voting. In the event of a contested election, the nominees shall be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Pursuant to NYSE regulations, brokers do not have discretionary voting power on this proposal, and broker non-votes will have no effect on the outcome of the vote.

Proposal Nos. 2, 3, 4, 5 and 6 — the nonbinding, advisory vote to approve the Company’s executive compensation, approval of the Lorillard, Inc. Employee Stock Purchase Plan, the ratification of the selection of our independent registered public accounting firm and two shareholder proposals — and generally all other matters that may come before the Annual Meeting, require the affirmative vote of the holders of a majority of the shares of our Common Stock represented, in person or by proxy, and entitled to vote on the specific proposal at the Annual Meeting. Votes may be cast “for” or “against” such proposals, or a shareholder may abstain from voting on such proposals. Abstentions will have the same effect as a negative vote on these proposals. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to any of these proposals, except the ratification of the selection of our independent registered public accounting firm.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Annual Meeting.

Alternatively, in lieu of returning signed proxy cards, our shareholders of record can vote their shares by telephone or via the Internet. If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., eastern daylight time, on May 16, 2012. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to our Corporate Secretary or by attending the Annual Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of our Common Stock represented by proxies received by us (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement, including the election of directors and ratification of the selection of the independent registered public accounting firm, will be voted in accordance with the specification(s) so made.

If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the proposals at the Annual Meeting. If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted as follows:

Proposal	Description	Board’s Voting Recommendation
1	Election of two Class I Directors	FOR
2	Non-binding, advisory vote to approve the Company’s executive compensation	FOR
3	Approval of the Lorillard, Inc. Employee Stock Purchase Plan	FOR
4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm	FOR
5	Shareholder proposal on declassifying the Board of Directors	NO POSITION
6	Shareholder proposal on reporting political contributions and expenditures	AGAINST

If you are a shareholder through a bank or broker, see “What is a broker non-vote?” above for more information on how shares may be voted in the absence of submitted voting instructions.

Could other matters be decided at the Annual Meeting?

The Board of Directors does not intend to bring any matter before the Annual Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Company in person or by telephone, facsimile or other electronic means. We have engaged Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies for a fee of $14,000 plus expenses. In accordance with the regulations of the SEC and the NYSE, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock as of the Record Date.

Has the Company adopted the new e-proxy rules for the delivery of the proxy materials?

No. We are delivering the proxy materials, including the 2011 Annual Report, the Proxy Statement and other materials, to all shareholders. We will evaluate whether to adopt the notice and access option under the e-proxy rules for delivery of proxy materials for future annual meetings.

How can I access the Company’s proxy materials and 2011 Annual Report electronically?

Copies of the 2011 Annual Report, the Proxy Statement and other materials filed by the Company with the SEC are available without charge to shareholders on our corporate website at www.lorillard.com or upon written request to Lorillard, Inc., Attention: Corporate Secretary, 714 Green Valley Road, Greensboro, North Carolina 27408. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone.

What financial information is accompanying the Proxy Statement?

Accompanying the Proxy Statement is the 2011 Annual Report. The 2011 Annual Report includes our audited consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. Based on the inherent uncertainties of our business, the historical financial information included in the 2011 Annual Report and selected financial data may not be indicative of what our results of operations and financial position will be in the future.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

Our Board of Directors currently consists of nine members. Our charter divides our Board of Directors into three classes of Directors having staggered terms, with one class being elected each year for a new three-year term and until their successors are elected and qualified. The term for Class I Directors expires at the annual meeting of our shareholders for 2012, the term for Class II Directors expires at the annual meeting of our shareholders for 2013 and the term for Class III Directors expires at the annual meeting of our shareholders for 2014. The following table sets forth certain information with respect to the members of our Board of Directors:

Name	Age	Position(s)	Term Expires at Annual Meeting Held for the Year
Murray S. Kessler	52	Chairman of the Board, President and Chief Executive Officer	2014
Robert C. Almon	60	Director	2012
Dianne Neal Blixt	52	Director	2014
Andrew H. Card, Jr.	64	Director	2013
Virgis W. Colbert	72	Director	2013
David E.R. Dangoor	62	Director	2014
Kit D. Dietz	55	Director	2012
Richard W. Roedel	62	Director	2013
Nigel Travis	62	Director	2012

Below are biographies for each of the director nominees and continuing directors which contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or at any time in the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates to the Board is described below under “Corporate Governance — Nomination Process and Qualifications for Director Nominees” (see page 12 of this Proxy Statement).

Murray S. Kessler joined Lorillard in September of 2010 as Director, President and Chief Executive Officer, and assumed the role of Chairman of the Board on January 1, 2011. Prior to joining Lorillard, Mr. Kessler was Vice Chair of Altria Group, Inc. and President and Chief Executive Officer of UST LLC, a wholly owned subsidiary. Mr. Kessler held this position from January 2009 through June 2009, the six months following the acquisition of UST, Inc. (“UST”) by Altria. Prior to 2009, Mr. Kessler had served as Chairman of the Board of UST, the principal businesses of which included U.S. Smokeless Tobacco Company (“USSTC”) and Ste. Michelle Wine Estates, since January 2008 and President and Chief Executive Officer of UST since January 2007. He was President and Chief Operating Officer from November 2005 to December 2006 and was President of USSTC from April 2000 through October 2005. Mr. Kessler served as a director of UST from 2005 through 2008. Prior to joining UST, Mr. Kessler had over 18 years of consumer packaged goods experience with companies, including Campbell Soup and Clorox. As a result of these and other professional experiences, Mr. Kessler has particular knowledge of and extensive experience in the leadership, operations, strategic planning, finance, sales and marketing of a major company in the tobacco industry, senior management of regulated consumer package goods companies as well as public company board and committee practices.

Robert C. Almon became a Director of Lorillard on November 4, 2008. Mr. Almon serves as Senior Adviser to the President for Enterprise Finance and Long-range Financial Planning at Pace University in New York since January 2012, and served as Pace’s Executive Vice President and Chief Financial Officer from May 2010 through January 2012. From 1998 until 2007, Mr. Almon was a principal of Ernst & Young LLP where he established and served as National Director of the Center for Strategic Transactions, a strategy consulting practice focused on enhancing shareholder value, and subsequently he served on Ernst & Young’s Partner

Advisory Council. Prior to 1998, Mr. Almon was a Managing Director in Corporate Finance at Salomon Brothers (now Citigroup) and previously at Lehman Brothers. Before becoming an investment banker he held strategic and treasury positions with General Motors Corporation and General Motors Acceptance Corporation (now Ally Financial). Since May 2009, Mr. Almon has served as the independent trustee of GMAC Common Equity Trust I (“Trust”) with absolute discretion to manage approximately 10% of the common equity interests of GMAC held by the Trust for the benefit of General Motors Company as sole beneficiary. As a result of these and other professional experiences, Mr. Almon has particular knowledge of and extensive experience in strategic consulting, capital structure, finance and risk management.

Dianne Neal Blixt became a Director of Lorillard, Inc. on January 5, 2011. Ms. Blixt served as Executive Vice President and Chief Financial Officer of Reynolds American Inc. (“RAI”) from July 2004 until her retirement in December 2007. Prior to that, she had served as Executive Vice President and Chief Financial Officer of R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) from July 2003 to June 2004. Ms. Blixt had been with RAI and its subsidiaries since 1988. Ms. Blixt served on the board of directors of LandAmerica Financial Group, Inc. from 2006 to 2009 and Metavante Technologies, Inc. from 2007 to 2009. She is also a board member for the Reynolda House Museum of American Art, the UNC Greensboro Bryan School MBA program, Summit School and The Children’s Home. As a result of these and other professional experiences, Ms. Blixt has particular knowledge and extensive experience in finance, accounting, risk management and strategic planning in the tobacco industry.

Andrew H. Card, Jr. became a director of Lorillard on August 1, 2011. Mr. Card is a consultant and professional speaker. In July 2011, he became the Acting Dean of the Bush School at Texas A & M University. He served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to serving on the White House staff, Mr. Card was Vice President, Government Relations for General Motors Corporation. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card serves as a director of Union Pacific Corp. As a result of these and other professional experiences, Mr. Card has particular knowledge of and extensive experience in top-level federal government relations, business leadership and economic affairs.

Virgis W. Colbert became a Director of Lorillard on July 8, 2008. Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company since 1979, including Executive Vice President of Worldwide Operations from 1997 to 2005 and Senior Vice President of Operations from 1993 to 1997. He continues to serve as a Senior Advisor to MillerCoors LLC. Mr. Colbert serves on the Board of Directors of Bank of America Corp., Sara Lee Corporation, Stanley Black & Decker and The Manitowoc Company, Inc. Mr. Colbert also served on the Board of Directors of Merrill Lynch & Co., Inc. from 2006 to 2008. He is Chairman Emeritus of the Board for the Thurgood Marshall Scholarship Fund, former Chairman of the Board of Trustees for Fisk University, and a member of Omega Psi Phi Fraternity and the Boule’. He is a life member of the National Association for the Advancement of Colored People. As a result of these and other professional experiences, Mr. Colbert has particular knowledge of and extensive experience in public company board and committee practices and in the management and oversight of a regulated consumer business, including operations, logistics and strategic planning.

David E.R. Dangoor became a Director of Lorillard on July 8, 2008. Mr. Dangoor has been President of Innoventive Partners LLC, a firm providing consulting services in the fields of marketing strategy and public relations since 2003. Mr. Dangoor retired from Philip Morris in 2002 following more than 27 years in senior executive positions, which included Head of Marketing, Philip Morris Germany; President, Philip Morris Canada; Senior Vice President of Marketing, Philip Morris USA, and Executive Vice President, Philip Morris International. Mr. Dangoor serves as a director of Lifetime Brands, Inc.; Chairman of the Board of Directors of BioGaia AB; and a member of the Advisory Board of the Denihan Hospitality Group. As a result of these and other professional experiences, Mr. Dangoor has particular knowledge and extensive experience in marketing, finance and strategic planning in the tobacco industry.

Kit D. Dietz became a Director of Lorillard on June 10, 2008. Mr. Dietz is the principal of Dietz Consulting LLC, a consulting firm founded in 2004 to provide consulting services for the convenience industry in the United States and Canada. In 2003, Mr. Dietz was a Senior Vice President with Willard Bishop Consulting LTD, which provides consulting services to companies in the food industry, including consumer packaged goods companies. Mr. Dietz also served as Chairman of Tripifoods, Inc. and president of J.F. Walker Company, Inc., L&L Jiroch Distributing Company, Inc. and United Wholesale Company, Inc. In addition, Mr. Dietz has served on the Board of Directors of the American Wholesale Marketer’s Association, an international trade organization working on behalf of convenience distributors in the United States, and was the Chairman of its Industry Education Committee. Mr. Dietz continues to provide consulting services to the American Wholesale Marketer’s Association and leading consumer packaged goods manufacturers to enhance their market strategies and efficiencies in the convenience channel. As a result of these and other professional experiences, Mr. Dietz has particular knowledge of and extensive experience with supply chain and strategic consulting in the tobacco industry and its distribution channels.

Richard W. Roedel became a Director of Lorillard on June 10, 2008 and was elected Lead Independent Director on February 25, 2010. Mr. Roedel is currently a director and chairman of the audit committee for Sealy Corporation and director and chairman of the compensation committee of Brightpoint, Inc. He is also a director and audit committee member for IHS, Inc. and Six Flags Entertainment Corporation and a director and non-executive chairman of Luna Innovations Incorporated. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director and chairman of the audit committee of Broadview Network Holdings, Inc., a private company, and a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a certified public accountant. As a result of these and other professional experiences, Mr. Roedel has particular knowledge of and extensive experience in finance, accounting and risk management and in public company board and committee practices.

Nigel Travis became a Director of Lorillard on July 8, 2008. Mr. Travis is the Chief Executive Officer of Dunkin Brands, Inc., a position he has held since January 2009. Mr. Travis had been President and Chief Executive Officer of Papa John’s International, the world’s third largest pizza company since 2005, where he was responsible for running the company’s operations across 20 countries. Prior to this he was President and Chief Operating Officer of Blockbuster Inc. where he worked for ten years. He has also worked at Burger King Corporation as Managing Director of Europe, Middle East and Africa and held positions at Grand Metropolitan, Esso Petroleum, Kraft Foods and Rolls Royce. Mr. Travis is a director of Dunkin Brands, Inc. and Office Depot, Inc. and served as a director for The Bombay Company from 2000 to 2008 and Papa Johns International, Inc. from 2005 to 2008. As a result of these and other professional experiences, Mr. Travis has particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses, including extensive leadership, human resources, operations and strategic planning experience.

Independence of the Board of Directors

Under the rules of the NYSE, our Board of Directors is required to affirmatively determine which directors are independent and to disclose such determination in the 2011 Annual Report and in the proxy statement for each annual meeting of shareholders going forward. On February 17, 2012, our Board of Directors reviewed each director’s relationships with us in conjunction with our Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our Independence Standards is attached to this Proxy Statement as Appendix A and is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of our Independence Standards is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. At the meeting, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, affirmatively determined that all non-executive directors — Ms. Blixt and Messrs. Almon, Card, Colbert, Dangoor, Dietz, Roedel and Travis — meet the categorical standards under the Independence Standards and are independent directors under the NYSE Listing Standards.

In the course of its determination of the independence of each non-executive director, the Board of Directors considered the service of Ms. Blixt’s husband and the prior service of Ms. Blixt on the board of directors of Technology Concepts & Design, Inc. (“TCDI”), a litigation support technology company, which provides services to the Company. Ms. Blixt resigned as a director of TCDI in 2010. In 2011, the Company paid $2.11 million in fees to TCDI. Based on her prior position and her husband’s position as a director, our Board considered Ms. Blixt’s relationship with TCDI and determined that it was not a material relationship for the purpose of determining her independence.

The Board determined that Mr. Kessler, who serves as an executive officer of the Company, is not an independent director. Accordingly, eight of the nine members of our Board of Directors are independent in compliance with our Corporate Governance Guidelines, which require a majority of independent directors.

PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTORS

The Board of Directors has nominated Messrs. Robert C. Almon and Kit D. Dietz to be elected at the Annual Meeting to serve as Class I Directors for a three-year term ending at the annual meeting of shareholders for 2015 and until their successors are duly elected and qualified. Each of the nominees is currently an incumbent director of the Company. Mr. Travis will not be standing for re-election to the Board. The terms of the remaining Class II Directors and Class III Directors expire at the annual meeting of shareholders for 2013 and 2014, respectively.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unavailable to serve, the shares of our Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such other person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our amended and restated certificate of incorporation and amended and restated by-laws.

Vote Required

Directors shall be elected by a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors, provided that a quorum is present, except in a contested election which will use a plurality voting standard. Votes may be cast “for” or “against” each nominee, or a shareholder may abstain from voting. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power on this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A CLASS I DIRECTOR. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES LISTED ABOVE.

COMMITTEES OF THE BOARD

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consisting of directors who have been affirmatively determined to be “independent” as defined in our Independence Standards, the NYSE Listing Standards and applicable SEC regulations. Each of these committees operates pursuant to a written charter approved by the Board of Directors and available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of each committee charter is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Audit Committee

The Audit Committee assists our Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit staff and our independent registered public accounting firm. In addition, the Audit Committee is responsible for oversight of our system of internal control over financial reporting and our enterprise risk management and has sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee is a separately-designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is comprised of Messrs. Roedel (Chair), Almon and Dangoor and Ms. Blixt. Each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. The Audit Committee is also required to have at least one member that qualifies as an “audit committee financial expert” as defined by the SEC regulations. Our Board of Directors has determined that Ms. Blixt and Messrs. Almon and Roedel qualify as audit committee financial experts, and that Mr. Roedel’s simultaneous service on the audit committees of five public companies, in addition to us, does not impair his ability to effectively serve on our Audit Committee. Each member of the Audit Committee is an independent director. During 2011, the Audit Committee met eight times.

Compensation Committee

The Compensation Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers; reviewing and reporting to the Board of Directors on compensation of directors and board committee chairs; and administering our incentive and equity-based compensation plans. See “Executive Compensation” for additional information regarding the process for the determination and consideration of executive compensation, including the involvement of management and compensation consultants. The Compensation Committee is comprised of Ms. Blixt and Messrs. Colbert (Chair), Almon, Dietz and Travis. Each member of the Compensation Committee is an independent director. During 2011, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending nominees for our Board of Directors for each annual meeting (see “Nomination Process and Qualifications for Director Nominees” below); evaluating the composition, organization and governance of our Board of Directors and its committees and developing and recommending corporate governance principles and policies applicable to us. The Committee is comprised of Messrs. Dietz (Chair), Card, Colbert, Dangoor and Roedel. Each member of the Nominating and Corporate Governance Committee is an independent director. During 2011, the Nominating and Corporate Governance Committee met five times.

BOARD AND SHAREHOLDER MEETINGS

During 2011, our Board of Directors held seven meetings and the standing committees of the Board of Directors held an aggregate of 18 meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board of Directors on which they served in 2011. All directors are expected to attend each regularly scheduled Board of Directors meeting as well as each annual meeting of our shareholders (subject to limited exceptions). All of our directors attended the Company’s Annual Meeting of Shareholders for 2011.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of our non-executive directors. Mr. Kessler, who serves as our Chairman, President and Chief Executive Officer, does not receive compensation for serving as a director (other than travel-related expenses for Board meetings held outside of our corporate offices). The following table sets forth the annual retainer and stipend compensation for non-executive directors in 2011:

Compensation
Annual Non-Executive Director Cash Retainer	$100,000
Annual Non-Executive Director Equity Retainer	100,000
Lead Independent Director Stipend	20,000
Audit Committee Chair Stipend	20,000
Compensation Committee Chair Stipend	15,000
Nominating and Corporate Governance Committee Chair Stipend	10,000

The annual non-executive director cash retainer set forth in the table above is paid in $25,000 installments in the first week of each calendar quarter. The Lead Independent Director and Audit, Compensation and Nominating and Corporate Governance Committees chair stipends are paid in full with the first quarterly installment of the annual non-executive director cash retainer for the calendar year. The annual non-executive director equity retainer is granted in the form of restricted stock annually during the first quarter of each calendar year. The number of shares of restricted stock is determined by dividing the amount of the annual non-executive director equity retainer by the closing price of our Common Stock on the date of grant (rounding up to the nearest whole share). The restricted stock vests in full on the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director). Directors may use Company leased or fractionally-owned aircraft for travel to and from Board meetings and are reimbursed for other travel-related expenses for Board and committee meetings. The Board has also adopted a reimbursement policy for director attendance at third-party director education programs (up to $7,500 per year). We do not maintain a pension plan, incentive plan or deferred compensation arrangements for non-executive directors. Non-executive directors did not receive any other compensation for 2011.

In 2011, upon review of director compensation for the Company’s Peer Group (as discussed under “Benchmarking” on page 23) in consultation with Pearl Meyer & Partners, LLC, the Board of Directors determined that the annual non-executive equity retainer and the Lead Independent Director stipend, each of which were below the median of the Peer Group, be increased to maintain the competitiveness of the director compensation program. Effective January 1, 2012, the annual non-executive equity retainer was increased to $125,000 and the Lead Independent Director stipend was increased to $25,000.

Director Compensation Table

The following table sets forth the compensation paid to or earned by each non-executive director for 2011:

Non-Executive Director	Fees Earned or Paid in Cash(3)	Stock Awards (4)	Total
Robert C. Almon	$100,000	$100,031	$200,031
Dianne Neal Blixt(1)	100,000	100,053	200,053
Andrew H. Card, Jr.(2)	41,918	41,948	83,866
Virgis W. Colbert	115,000	100,031	215,031
David E.R. Dangoor	100,000	100,031	200,031
Kit D. Dietz	110,000	100,031	210,031
Richard W. Roedel	140,000	100,031	240,031
Nigel Travis	100,000	100,031	200,031

(1)	Ms. Blixt joined the Board of Directors on January 5, 2011.

(2)	Mr. Card joined the Board of Directors on August 1, 2011 and received prorated compensation for 2011.

(3)	The fees include four quarterly retainer payments of $25,000 to each non-executive director in 2011. In addition, Messrs. Roedel, Colbert and Dietz received $40,000, $15,000 and $10,000, respectively, representing the annual stipends for their respective service as Lead Independent Director and chair of the Audit Committee, chair of the Compensation Committee and chair of the Nominating and Corporate Governance Committee during 2011.

(4)	The amount shown reflects the grant date fair value of the restricted stock awarded to be expensed for each non-executive director in 2011, calculated under FASB ASC Topic 718 using the closing price for our Common Stock on the date of grant. Each director, except Ms. Blixt and Mr. Card, received an annual non-executive director equity retainer award of 1,219 shares of restricted stock on January 1, 2011. The closing price of our Common Stock was $82.06 on January 1, 2011. Ms. Blixt received an annual equity retainer award of 1,234 shares on January 5, 2011, and Mr. Card received a prorated equity retainer award of 400 shares on August 1, 2011. The closing price of our Common Stock was $81.08 on January 5, 2011 and $104.87 on August 1, 2011. Each restricted stock grant vests in full on the first anniversary of the date of grant if the director continues to serve as a director on such date (or on the earlier of the death or disability of such director). Non-executive directors received payment of dividends on unvested restricted stock awarded for each dividend declared for all shareholders.

CORPORATE GOVERNANCE

Executive Sessions of Independent Directors

Executive sessions of independent directors without management present are held regularly by the Board of Directors. In 2011, the independent directors met in executive session without management four times. The Board of Directors elected Mr. Roedel to serve as Lead Independent Director and as such, he presided over the executive sessions of the independent directors in 2011.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in monitoring the effectiveness of policy and decision making, both at the Board of Directors and management levels with a view to enhancing shareholder value over the long term. The Corporate Governance Guidelines outline, among other things, the following:

•	the composition of the Board of Directors, including director qualification standards;

•	the responsibilities of the Board of Directors, including access to management and independent advisors;

•	the process for interested parties to communicate with the Board of Directors;

•	the conduct of Board of Directors and committee meetings;

•	succession planning for our Chief Executive Officer; and

•	the process for evaluating the performance of and compensation for the Board of Directors and the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of our Corporate Governance Guidelines is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Code of Business Conduct and Ethics

We are committed to maintaining high standards for honest and ethical conduct in all of our business dealings and complying with applicable laws, rules and regulations. In furtherance of this commitment, our Board of Directors promotes ethical behavior and has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, including our directors and officers. The Code of Conduct provides, among other things:

•	guidelines with respect to ethical handling of possible conflicts of interest, corporate opportunities and protection of corporate assets;

•	standards for dealing with customers, suppliers, employees and competitors;

•	a requirement to comply with all applicable laws, rules and regulations, including but not limited to insider trading prohibitions;

•	standards for promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us;

•	reporting procedures promoting prompt internal communication of any suspected violations of the Code of Conduct to the appropriate person or persons; and

•	disciplinary measures for violations of the Code of Conduct.

The Code of Conduct is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Code of Conduct, or waivers of the provisions thereof, to our corporate website under the heading “Investor Relations — Corporate Governance.” A copy of the Code of Conduct is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Nomination Process and Qualifications for Director Nominees

The Board of Directors has established certain procedures and criteria for the selection of nominees for election as a member of our Board of Directors. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for screening candidates, for developing and recommending to the Board criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the annual meeting of shareholders. In recommending candidates, the committee may consider criteria it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations, the interplay of the candidate’s experience with the experience of the other directors and the extent to which the candidate would be a desirable addition to the Board of Directors. The Company does not have a formal policy with regard to diversity although the Board and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board represent a diversity of backgrounds, experience and viewpoints. In considering a candidate for nomination to the Board, the Nominating and Corporate Governance Committee considers the sum of his or her qualifications in the context of the foregoing criteria.

Our amended and restated by-laws provide the procedure for shareholders to make director nominations either at any annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. A shareholder who is both a shareholder of record on the date of notice as provided for in our amended and restated by-laws and on the record date for the determination of shareholders entitled to vote at such meeting and gives timely notice can nominate persons for election to our Board of Directors either at an annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. The Nominating and Corporate Governance Committee considers all nominee candidates in its screening process. To be timely, the notice must be delivered to or mailed and received by the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408:

•

in the case of an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs, and

•

in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, the shareholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the class or series and number of shares of our capital stock which are owned beneficially or of record by the shareholder;

•

a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

•

any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Communication with Non-Executive Directors

In accordance with our Corporate Governance Guidelines, interested parties, including shareholders, may communicate with the Board of Directors, the non-executive directors as a group, the Lead Independent Director or any individual director by forwarding such communication to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Corporate Secretary shall forward all interested party communications to the appropriate members of the Board.

Board Leadership Structure

The Board believes that independent oversight of management is an important component of an effective board of directors. The Board has determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to serve as Chairman of the Board. Mr. Kessler has served as the Chairman and Chief Executive Officer of UST Inc. prior to joining the Company in September 2010, and was appointed the Company’s Chairman of the Board on January 1, 2011. He is the director most familiar with both the tobacco industry and the Company’s strategic priorities. The Board believes that Mr. Kessler is best situated to serve as Chairman of the Board given his background and experience and the combined role promotes clear accountability, effective decision making and efficient communication and execution of corporate strategy. The Board retains the authority to modify this structure to best address the Company’s unique circumstances and the best interests of our shareholders, as necessary and appropriate.

The Board believes that its existing corporate governance policies and practices provide independent oversight and accountability of management. The Company’s Corporate Governance Guidelines and Committee charters provide for a number of processes and practices, including the appointment of a Lead Independent Director, executive sessions of the independent directors without management at each regular Board meeting; a supermajority of independent directors exceeding the NYSE Listing Standards; and an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comprised exclusively of independent directors.

Lead Independent Director

The independent directors of the Board elected Mr. Roedel to serve as Lead Independent Director in February 2010. The Lead Independent Director serves as the liaison between the Chairman of the Board of Directors and the independent directors; presides over all executive sessions of the independent directors; in the absence of the Chairman, serves as chairman at the meetings of the Board of Directors; establishes the agenda for the executive sessions of the independent directors; with the Chairman of the Board of Directors and the Corporate Secretary, establishes the agenda for regular Board meetings; coordinates with the committee chairs regarding committee agenda and information requirements; presides over any portions of meetings of the Board of Directors at which (i) the evaluation or compensation of the Chief Executive Officer is presented or discussed or (ii) the performance of the Board of Directors is presented or discussed; coordinates the activities of the other independent directors; and performs such other duties as may be established or delegated by the Chairman of the Board of Directors.

Majority Voting Standard for Director Elections

In 2011, the Board of Directors implemented a majority voting standard for all uncontested director elections. As a condition to nomination by the Board, incumbent director nominees are required to provide, and each nominee has provided, the Board with an irrevocable resignation contingent upon the nominee not receiving the affirmative vote of a majority of the votes cast in an uncontested director election and acceptance of the resignation by the Board of Directors. In the event of a contested election, the director nominees will be elected by the affirmative vote of a plurality of the votes cast.

Board’s Role in Risk Oversight

The Board of Directors as a whole and through its Committees oversees the Company’s risk management. The Company has an enterprise risk management program through which material enterprise risks are identified and prioritized by management and presented to the Board and/or one of its Committees. The enterprise risk management program is reviewed by both the Audit Committee and Board of Directors on an annual basis. In addition, members of senior management regularly report to the Board on areas of material risk to the Company. The Board regularly reviews information regarding the Company’s strategy, finances, operations, legal and regulatory developments, research and development, liquidity and competitive environment as well as the risks associated therewith. The Audit Committee oversees the management of risks related to financial reporting and monitors the annual internal audit risk assessment, which identifies and prioritizes risks related to the Company’s internal controls in order to develop internal audit plans for future fiscal years. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board of Directors and potential conflicts of interest. The Compensation Committee oversees the management of risks relating to the Company’s compensation plans and arrangements, including those for its Named Executive Officers. In February 2012, the Compensation Committee, with the assistance of the Committee’s Compensation Consultant (as defined below), reviewed the Company’s compensation policies and practices for all employees, including the Named Executive Officers, and does not believe that the Company’s compensation programs create risks that would be reasonably likely to have a material adverse effect on the Company. Each Committee provides periodic reports to the Board of Directors regarding their areas of responsibility and oversight.

Succession Planning

The Board of Directors completed its succession process for the Company’s Chairman, President and Chief Executive Officer with the hiring of Mr. Kessler in September 2010. The Board regularly discusses succession planning for the Company’s Named Executive Officers. In addition, as part of the Company’s annual strategic review meeting, the Board reviews a succession planning report prepared by management regarding the Company’s senior executives, including the Named Executive Officers, which includes executive development opportunities and succession recommendations for the Named Executive Officers in the event of their termination for any reason, including death or disability.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have a written policy regarding related person transactions which requires that any transaction, regardless of the size or amount involved, involving the Company or any of its subsidiaries in which a “related person” had or will have a direct or indirect material interest must be reviewed and approved or ratified by the Audit Committee. Directors and executive officers are required to submit all related person transactions to our General Counsel for review and reporting to the Audit Committee. A “related person” is any director, nominee for director, executive officer, holder of 5% or more of any class of our outstanding voting securities and any immediate family member of such person who shares the same household. In addition to our written policy, our legal staff is responsible for the development and implementation of other processes and controls, including regular director and officer questionnaires, to obtain information from the directors and executive officers with respect to related person transactions. Based on the facts and circumstances identified through the written policy and these information gathering processes, the Audit Committee determines whether the Company or a related person has a direct or indirect material interest in any transactions identified. During 2011, there were no reportable related person transactions.

EXECUTIVE OFFICERS

Our executive officers are set forth in the table below. All executive officers are appointed by and serve at the pleasure of the Board of Directors. Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen together are referred to as the “Named Executive Officers.”

Name	Age	Position(s)
Murray S. Kessler	52	Chairman, President and Chief Executive Officer
David H. Taylor	56	Executive Vice President, Finance and Planning and Chief Financial Officer
Randy B. Spell	60	Executive Vice President, Marketing and Sales
Ronald S. Milstein	55	Executive Vice President, Legal and External Affairs, General Counsel and Secretary
Charles E. Hennighausen	57	Executive Vice President, Production Operations

David H. Taylor is the Executive Vice President, Finance and Planning and Chief Financial Officer of Lorillard. Mr. Taylor joined Lorillard in January 2008 and served on the Board of Directors from 2008 to September 2010. Prior to joining Lorillard, Mr. Taylor was a Senior Managing Director with FTI Palladium Partners, a firm specializing in providing interim management services. In that capacity, he served as Interim Chief Financial Officer of Eddie Bauer Holdings, Inc. from January 2006 to November 2007.

Randy B. Spell is the Executive Vice President, Marketing and Sales of Lorillard and has served in the same position with Lorillard since 1999. Previously, Mr. Spell served as Senior Vice President, Sales for four years and prior to that, as Vice President, Sales for one year. Mr. Spell has been with Lorillard since 1977.

Ronald S. Milstein is the Executive Vice President, Legal and External Affairs, General Counsel and Secretary of Lorillard, a position he has held since February 2012. Previously, Mr. Milstein served as Senior Vice President, General Counsel, and Secretary from 2005 to 2012 and Vice President, General Counsel, and Secretary from 1998 to 2005. Mr. Milstein has been with Lorillard since 1996.

Charles E. Hennighausen is the Executive Vice President, Production Operations of Lorillard. Mr. Hennighausen has served in this position since he joined Lorillard in 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding Common Stock, as of March 28, 2012, by those persons who are known to us to be beneficial owners of 5% or more of our Common Stock, by each of our directors and Named Executive Officers and by our directors and executive officers as a group.

Name	Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
Principal Shareholders:
BlackRock Inc. (3)	15,125,363	11.6%
40 East 52nd Street New York, NY 10022
Columbia Management Investment Advisers, LLC (4)	10,202,474	7.8%
225 Franklin Street Boston, MA 02110
Capital Research Global Investors (5)	8,619,889	6.6%
333 South Hope Street Los Angeles, CA 90071
FMR LLC (6)	8,075,667	6.2%
82 Devonshire Street Boston, MA 02109
Directors and Named Executive Officers:
Murray S. Kessler (7)	162,425	*
David H. Taylor (8)	84,948	*
Randy B. Spell (9)	43,916	*
Ronald S. Milstein (10)	44,233	*
Charles E. Hennighausen (11)	70,528	*
Robert C. Almon (12)	5,740	*
Dianne Neal Blixt (13)	4,673	*
Andrew H. Card, Jr. (14)	1,997	*
Virgis W. Colbert (15)	6,051	*
David E.R. Dangoor (16)	8,551	*
Kit D. Dietz (17)	7,451	*
Richard W. Roedel (18)	6,051	*
Nigel Travis (19)	6,181	*
All Directors and Executive Officers as a Group (13 persons)	452,745	*

*	Represents less than one percent.

(1)

Based upon information furnished to us by the respective shareholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our Common Stock, then such Common Stock is considered beneficially owned by that person under the SEC rules. Shares of our Common Stock beneficially owned include direct and indirect ownership of shares, restricted stock, stock options and the net shares that may be acquired by stock appreciation rights which are vested or are expected to vest within 60 days of March 28, 2012. Unless otherwise indicated in the table, the address of all listed shareholders is c/o Lorillard, Inc., 714 Green Valley Road, Greensboro, North Carolina 27408.

(2)

Based upon 130,515,447 shares of our Common Stock outstanding as of March 28, 2012. Shares which vest or are expected to vest within 60 days of March 28, 2012 are deemed outstanding for the purpose of computing the percentage ownership for the named shareholder, director and executive officer.

(3)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G/A filed with the SEC by BlackRock Inc. on behalf of itself and its affiliates on January 10, 2012.

(4)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G/A filed with the SEC jointly by Columbia Management Investment Advisers, LLC and its parent company, Ameriprise Financial, Inc., on behalf of itself and its affiliates on February 13, 2012.

(5)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G/A filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, on behalf of itself and its affiliates on February 9, 2012.

(6)

Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by FMR LLC on behalf of itself and its direct and indirect subsidiaries on February 14, 2012.

(7)

Represents 12,500 shares of our Common Stock directly held by Mr. Kessler, 93,932 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 55,993 shares of our Common Stock.

(8)

Represents 3,761 shares of our Common Stock and 24,511 shares of restricted stock held by the David Howell Taylor 2011 Revocable Trust, 2,755 shares of restricted stock held directly held by Mr. Taylor and exercisable options and/or stock appreciation rights to purchase 53,921 shares of our Common Stock.

(9)

Represents 4,321 shares of our Common Stock directly held by Mr. Spell, 20,450 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 19,145 shares of our Common Stock.

(10)

Represents 3,580 shares of our Common Stock directly held by Mr. Milstein, 20,450 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 20,203 shares of our Common Stock.

(11)

Represents 2,488 shares of our Common Stock directly held by Mr. Hennighausen, 17,723 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 50,317 shares of our Common Stock.

(12)	Represents 4,643 shares of our Common Stock directly held and 1,097 shares of restricted stock.

(13)

Represents 1,234 shares of our Common Stock directly held, 2,342 shares held by the Charles and Dianne Blixt Trust U/A, of which Ms. Blixt and her spouse are the sole trustees and beneficiaries, and 1,097 shares of restricted stock.

(14)	Represents 900 shares of our Common Stock directly held and 1,097 shares of restricted stock.

(15)	Represents 4,954 shares of our Common Stock directly held and 1,097 shares of restricted stock.

(16)	Represents 4,954 shares of our Common Stock directly held, 2,500 shares held in an IRA and 1,097 shares of restricted stock.

(17)	Represents 4,954 shares of our Common Stock directly held, 1,400 shares held in an IRA and 1,097 shares of restricted stock.

(18)	Represents 1,342 shares of our Common Stock directly held, 3,612 shares held by Mr. Roedel’s spouse and 1,097 shares of restricted stock.

(19)	Represents 5,084 shares of our Common Stock directly held and 1,097 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than ten percent beneficial owners are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based on our review of the copies of such forms we have received and written representations from such reporting persons, we believe that all of our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during 2011, except for one Form 4 for Mr. Dangoor filed on April 1, 2011, which was filed late due to an administrative error.

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE

COMPENSATION

We recognize the interest the Company’s shareholders have in the Company’s executive compensation policies and practices. In recognition of that interest and in accordance with the requirements of the SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd -Frank Act”), this proposal, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote to approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of this Proxy Statement.

As described in more detail below on page 20 under the heading “Executive Compensation—Compensation Discussion and Analysis,” the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to provide pay for performance and align each executive’s interests with the interests of our shareholders. Provided below are a few highlights of our performance and enhancements to our executive compensation policies and practices in 2011.

•

In 2011, the Company reported record results for net sales, total domestic retail market share, Newport domestic retail market share, net income and earnings per diluted share, significantly exceeding our internal objectives for the year. The following charts set forth selected results for 2011.

•	In addition, the Company’s 2011 results significantly outperformed our industry peers and, in fact, ranked among the best in the consumer packaged goods industry.

Source: Bloomberg based on S&P 500 index and sub-industry indexes for beverage, packaged food and household products; Other U.S. Tobacco includes Altria and Reynolds American.

* Adjusted operating income ($1,867 million) equals reported operating income ($1,892 million) less the favorable impact on the Company’s tobacco settlement expense ($25 million) as a result of a competitor’s adoption of mark-to-market pension accounting in the fourth quarter 2011. Adjusted earnings per diluted share ($7.88 per share) equals reported earnings per diluted share ($7.99 per share) less the favorable impact on tobacco settlement expense ($0.11 per share) resulting from the competitor’s adoption of mark-to-market pension accounting. Tobacco settlement expense is impacted by a number of factors, including industry profits, which were significantly reduced in the fourth quarter 2011 by this competitor’s accounting change.

•

Our strong performance in 2011 was also reflected in our total shareholder return, which outperformed the S&P 500 Index, the S&P Tobacco Index as well as the median of our Peer Group. In fact, the Company had the highest one-year and third highest three-year total shareholder return of the 20 companies included in our Peer Group. See “Benchmarking” on page 23 for additional information regarding the Peer Group. The following charts show the one- and three-year total shareholder returns as of December 31, 2011 for the Company, the S&P 500 Index and the S&P Tobacco Index as well as the median for our Peer Group. (Five-year total shareholder return is not provided given that our Common Stock began trading June 10, 2008.) The charts reflect the total return on common shares over the time period specified and assume that all cash dividends are reinvested.

•	Pursuant to our pay for performance philosophy, the incentive compensation payouts awarded by the Compensation Committee to the Named Executive Officers reflect the Company’s record-setting performance. The Board of Directors and Compensation Committee also maintain policies or have taken actions in 2011 and 2012 to enhance the Company’s executive governance and compensation policies and practices, including the following:

o	Eliminated stock option awards in 2012 and replaced with performance-based restricted stock units, subject to prospective performance metrics and three-year cliff vesting for earned shares, if any;

o	Enhanced stock ownership guidelines for our directors and senior executives, including the Named Executive Officers;

o	Changed the Compensation Committee’s compensation consultant to one with no other relationships with the Company other than as consultant to the Committee;

o	Prohibited change in control tax gross up provisions in all new severance agreements and committed to eliminating tax gross up provisions in existing severance agreements on or before January 1, 2014;

o	Eliminated employment agreements with executive officers, including the Chief Executive Officer;

o	Maintain a clawback policy applicable to all participants in our incentive compensation plans, including the Named Executive Officers; and

o	Maintain a policy prohibiting all hedging activities in the Company’s Common Stock for all senior executives, including the Named Executive Officers.

The shareholder vote on this proposal will be held annually subject to future advisory votes of the shareholders, and is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating future compensation decisions relating to our Named Executive Officers.

We request that shareholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, related compensation tables and disclosures, pursuant to the compensation disclosure requirements of the SEC.

Vote Required

The affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE PROPOSAL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We manage our business with the objective of creating long-term value with an emphasis on returning cash to shareholders. In designing and evaluating the compensation programs for our Named Executive Officers, the Compensation Committee considered the performance of the Company and each officer in light of the current economic conditions and the performance of the Company’s peer group and primary competitors. In 2011, the

Company successfully executed its strategy resulting in record net sales, total domestic retail market share, Newport domestic retail market share and adjusted earnings per diluted share for 2011.

Key Performance Highlights for 2011:

•	Annual net sales reached a record $6.466 billion, a 9.0% increase compared to 2010.

•	Annual domestic wholesale shipments increased 6.9% over 2010, compared to an estimated 3.5% industry decline.

•	Total Lorillard domestic retail market share in 2011 reached a record 14.1%, a 1.2 share point increase over 2010.

•	Total Newport domestic retail market share in 2010 reached a record 11.9%, a 1.0 share point increase over 2010.

•	Adjusted earnings per diluted share(1) for 2011 reached a record $7.88, a 16.2% increase compared to 2010.

•	For the year ended December 31, 2011, the price of the Company’s Common Stock appreciated by 38.9%.

•	$2.3 billion was returned to shareholders in 2011 in the form of share repurchases and dividends, which resulted in total shareholder return of 46.3% in 2011.

(1)	Adjusted earnings per diluted share ($7.88 per share) equals reported earnings per diluted share ($7.99 per share) less the favorable impact on tobacco settlement expense ($0.11 per share) resulting from a competitor’s adoption of mark-to-market pension accounting in the fourth quarter 2011. Tobacco settlement expense is impacted by a number of factors, including industry profits, which were significantly reduced in the fourth quarter 2011 by this competitor’s accounting change.

In 2011, the Compensation Committee continued its review and evolution of the Company’s compensation programs and implemented certain changes to the design of our long-term incentive plan in order to increase the link between pay and performance while maintaining a degree of consistency in our compensation programs.

Key Executive Compensation Decisions and Policies:

•

The Compensation Committee changed the long-term incentive plan for stock awards for 2012 in order to provide a stronger link between performance and compensation. These changes include the elimination of stock options and the use of forward-looking performance targets for the performance-based restricted stock unit awards based on the achievement of a 2012 earnings per share target for the Named Executive Officers. Equity awards for the Named Executive Officers in 2012 consist of 65% performance-based restricted stock unit awards and 35% service-based restricted stock awards, each of which provide vesting on the third anniversary of the grant date.

•

In 2011, the Compensation Committee established specific performance metrics—adjusted operating income and Newport market share—for the 2011 annual incentive plan which linked directly to the Company’s strategy of profitably growing Newport market share. The Compensation Committee determined that (i) the Company achieved 102% of its adjusted operating income target, delivering an incremental $72 million above target, and 109% of its Newport market share target, exceeding target by 1.0 share points, and (ii) the market share results exceeded the maximum payout targets under the plan resulting in payout at the maximum level.

•

The Compensation Committee enhanced the Company’s stock ownership guidelines for senior executive officers and directors, including the Named Executive Officers, by requiring ownership of six times base salary for the Chief Executive Officer, five times the annual cash retainer for directors and three times base salary for the other Named Executive Officers.

•

Following discussions with the Committee’s Compensation Consultant and a review of peer group data, the Committee approved a 5% increase in the base salaries of the Named Executive Officers for 2012 following no base salary increases since January 2009. There were no increases in the target dollar amounts for the annual incentive payouts or long-term incentive awards for any of the Named Executive Officers in 2011 or 2012.

•	In 2011, the Compensation Committee changed its compensation consultant to Exequity, which has no other relationships with the Company, other than its role as compensation consultant to the Committee.

•	The Company did not have employment agreements with the Named Executive Officers in 2011.

•

The Compensation Committee has undertaken to eliminate change in control tax gross up provisions in all new severance agreements, and intends to eliminate all such tax gross up provisions in existing severance agreements on or before January 1, 2014.

•	The Company does not provide the Named Executive Officers with additional years of credited service under the Company’s pension and retirement benefit plans.

•

The Compensation Committee targets total direct compensation positioning for the Named Executive Officers to the 50th percentile (median) of the market practice for the Peer Group (as described under “Benchmarking” below).

•

The Company has a clawback policy for all participants in the Company’s incentive compensation plans, including the Named Executive Officers, permitting the recovery of any overpayment of incentive compensation resulting from a material financial restatement or gross misconduct.

•	The Company has a policy prohibiting hedging of our Common Stock by senior executive officers and directors, including the Named Executive Officers.

Named Executive Officers

The following are the Named Executive Officers discussed in this Compensation Discussion and Analysis:

Murray S. Kessler	Chairman, President and Chief Executive Officer

David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer

Randy B. Spell	Executive Vice President, Marketing and Sales

Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary

Charles E. Hennighausen	Executive Vice President, Production Operations

Compensation Committee Oversight of Executive Compensation

The Compensation Committee of the Board of Directors is comprised of five independent, non-executive directors—Ms. Blixt and Messrs. Colbert (Chair), Almon, Dietz and Travis—and is responsible for overseeing our executive compensation policies, including evaluating and approving the compensation of the Named Executive Officers as listed in the Summary Compensation Table below. The Board of Directors has adopted a Compensation Committee Charter that sets forth the purpose, composition, authority and responsibilities of the Compensation Committee. The Compensation Committee reviews and determines the base salary, annual and long-term incentive awards, equity awards and other compensation for each Named Executive Officer, including our Chief Executive Officer, and reviews our executive compensation policies, including risks relating to our compensation plans and arrangements. The Compensation Committee reviews the Company’s compensation policies and practices for all employees, including the Named Executive Officers, with regard to whether any such programs create risks that would be reasonably likely to have a material adverse effect on the Company. See “Board’s Role in Risk Oversight” above for additional information. The Compensation Committee also has the authority to engage and retain independent executive compensation consultants to assist with such evaluations.

Executive Compensation Consultants

The Compensation Committee retained Towers Watson, a nationally recognized executive compensation consulting firm, (“Towers Watson” or, as it relates to the consultants advising the Committee, “Towers Watson compensation consultant”) through July 2011 to assist with the evaluation of our executive compensation program. During 2011, the Towers Watson representative advising the Committee was assigned to head one of the firm’s offices abroad, at which time the Compensation Committee undertook an evaluation of several executive compensation consulting firms. In July 2011, the Committee selected Exequity LLP, a nationally recognized executive compensation consulting firm, (“Exequity” and, together with Towers Watson compensation consultant, the “Committee’s Compensation Consultant”) to serve as its compensation consultant replacing Towers Watson. The Committee’s Compensation Consultant analyzed and provided comparative executive compensation data and compensation program proposals to assist in evaluating and setting the compensation of the Named Executive Officers and the overall structure of our executive compensation policies. Towers Watson also provided certain benefit plan services to the Company during 2011. The Compensation Committee reviewed the nature of the services provided and the fees paid to Towers Watson and does not believe that these other services impaired Towers Watson’s compensation consultant’s ability to provide the Compensation Committee with an independent perspective on executive compensation. See “Executive Compensation Consultant Fees and Services” below for additional information regarding services provided by and fees paid to Towers Watson in 2011.

In 2009, the Compensation Committee and management agreed to the engagement of an executive compensation consultant to assist management with compensation plan design proposals in order to permit the Committee’s Compensation Consultant to advise the Compensation Committee exclusively. Management engaged Pearl Meyer & Partners, LLC, a nationally recognized executive compensation consulting firm, (“Management’s Consultant”) for 2011 to provide management with advice regarding benchmarking of executive compensation programs, annual incentive and long-term incentive compensation programs, plan design updates, stock ownership guidelines and clawback policies.

Role of Management in Executive Compensation Decisions

Generally, our Chief Executive Officer makes recommendations to the Compensation Committee relating to the compensation of the other Named Executive Officers. In addition, our Chief Executive Officer and Senior Vice President of Human Resources provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for key employees. These proposals may be initiated by the Chief Executive Officer or upon the request of the Compensation Committee and may reflect the advice and counsel of the Committee’s Compensation Consultant or Management’s Consultant. Ultimately, decisions regarding the compensation of the Named Executive Officers are made solely by the Compensation Committee.

Consideration of 2011 Advisory Vote on Executive Compensation

At the annual meeting of shareholders for 2011, we held our first advisory vote on executive compensation and received 84% of the votes cast in favor of the proposal. While we considered this a favorable vote, we sought additional feedback from shareholders regarding any concerns with the Company’s executive compensation program. As a result of this feedback, the Compensation Committee, in consultation with the Committee’s Compensation Consultant and management, enhanced the 2012 long-term incentive award design by (i) eliminating stock options and (ii) implementing performance-based restricted stock unit awards that are earned only upon the achievement of prospective performance targets. See “2012 Stock Awards” on page 33 for additional information. Consistent with the results of the 2011 shareholder advisory vote on the frequency of future advisory votes on executive compensation, the Company will hold an advisory vote on executive compensation annually, subject to future advisory votes of the shareholders. We will consider the results of this year’s and future advisory votes on executive compensation and seek shareholder input regarding executive compensation.

Benchmarking

Our executive compensation program uses competitive peer group and survey information to assist in determining base salary, annual incentive compensation and stock-based award guidelines. The Compensation Committee considered this information on market practices, which was compiled by the Committee’s Compensation Consultant, along with factors such as internal equity, individual performance, promotion potential and retention risk in determining total direct compensation for our Named Executive Officers. The Committee periodically benchmarks our executive compensation against the compensation paid to executives at a group of peer companies consisting of 20 food, beverage and tobacco companies (the “Peer Group”) and considers survey data for the food, beverage and tobacco industry (the “Survey Data”) to obtain a general understanding of current compensation practices. The companies comprising the Peer Group are listed below.

• Altria Group, Inc.

• Brown Forman Corp.

• Campbell Soup Company

• Chiquita Brands International, Inc.

• The Coca-Cola Company

• ConAgra Foods, Inc.

• Constellation Brands, Inc.

• Dean Foods Co.

• General Mills, Inc.

• The Hershey Company

• H.J. Heinz Company

• Hormel Foods Corp.

• J.M. Smuckers Co.

• Kellogg Company

• Kraft Foods, Inc.

• Molson Coors Brewing Co.

• PepsiCo, Inc.

• Reynolds American, Inc.

• Sara Lee Corp

• Universal Corp.

The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group with the assistance of the Committee’s Compensation Consultant. The Committee’s Compensation Consultant provided executive pay practices information for the Peer Group and Survey Data in order to assist in the compensation evaluation. The Compensation Committee considered the base salary, annual incentive awards and stock-based awards and actual and target total compensation levels for the Peer Group for comparison with those of our Named Executive Officers, in addition to internal equity, individual performance, promotion potential, retention risk and other factors. See “Executive Compensation Policies and Objectives” below for additional information on the use of the Peer Group and Survey Data.

Tally Sheets

In addition to considering compensation levels for the Peer Group and Survey Data, the Compensation Committee also considers information contained in total compensation tally sheets for each Named Executive Officer. The tally sheets summarize each component of compensation, including base salary, target annual incentive plan payout, vested and unvested long-term incentive plan awards, retirement benefits, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities for each Named Executive Officer.

Executive Compensation Policies and Objectives

The objectives of our executive compensation program are to attract and retain highly qualified senior executive officers and provide motivation to ensure a high level of performance in order to maximize shareholder return. To meet these objectives, we established a compensation program for senior executive officers that combines base salary, cash incentives, stock-based awards and benefits. In establishing our executive compensation program, the Compensation Committee considered a number of factors, including:

•	the Company’s business, financial and operational strategies and goals;

•	the executive compensation programs and market practices of large, non-durable consumer goods companies;

•	Peer Group and Survey Data of executive compensation practices and levels and other materials;

•	recommendations of external compensation and benefits consultants; and

•	our historical compensation practices.

Our executive compensation program is designed to align executive compensation within the framework of the Company’s strategic objectives and is intended to motivate and reward executives, including the Named Executive Officers, to achieve Company and individual performance objectives, which are established to further the Company’s short-term and long-term financial and operating goals. The Compensation Committee does not rely upon a fixed formula or specific numerical criteria in determining each Named Executive Officer’s total compensation or the allocation of compensation among the various components of compensation described below. Generally, our executive compensation program provides for increased annual incentive plan and incentive equity awards as a percentage of total compensation for our executives as they are promoted to roles of increasing responsibilities. This places more of their compensation at risk and subject to the achievement of our short-term and long-term financial and operating goals. The Compensation Committee exercises its business judgment in determining total compensation based upon the following criteria:

•	our long-term strategic objectives, financial and other performance criteria and individual performance goals;

•	the competitive compensation levels for executive officers at companies in similar businesses and/or of similar size;

•	the overall economic environment and industry conditions;

•	unique circumstances impacting the industry, the Company and our executive officers; and

•	the advice of the Committee’s Compensation Consultant.

Based upon its analysis of these criteria, the Compensation Committee determines each component of executive compensation—base salary, annual incentive awards and stock-based awards—for the Named Executive Officers, taking into consideration internal equity, individual performance, promotion potential, retention risk and other factors. Given the negative public opinion regarding the tobacco industry and consequent difficulty in attracting qualified and talented executives, in order to attract and retain talented executives we historically have established a target total direct compensation at the 75th percentile of market practice for our Peer Group. However, upon a review our actual compensation practices in this regard and the total direct compensation of our Named Executive Officers relative to the Peer Group, in recent years our compensation practices for our Named Executive Officers generally reflected the median of market practice for our Peer Group. Therefore, in 2010 the Compensation Committee determined that it was in the best interests of the Company and its shareholders to revise this policy to target total direct compensation for the Named Executive Officers at the 50th percentile (median) of market practice for our Peer Group. This target may be adjusted based upon the specific responsibilities, experience and performance of each Named Executive Officer as well as other factors in the Compensation Committee’s discretion.

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers in the last fiscal year were:

Pay Element	Purpose	Description	Link to Performance
Base salary	To attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable portion of cash compensation.	Base salary levels are based on a number of factors and are significantly influenced by each individual’s sustained performance over time, including through promotion to higher positions.

Pay Element	Purpose	Description	Link to Performance
Annual incentive awards	To provide executives with a clear financial incentive to achieve critical short-term operational and financial objectives linked to shareholder wealth.	Annual cash payout based on internal measures of company performance and individual performance over the fiscal year.

80% of the incentive plan’s total target payout opportunity is based on internal measures of the Company’s annual performance, specifically earnings (adjusted operating income) and Newport market share for 2011; achievement of individual objectives and overall individual performance determine 20% of the total target payout opportunity.

Stock-based incentive awards

To align significant portions of executive compensation to the Company’s long-term performance as measured by stock price growth and total shareholder return and to promote the retention of executive talent.

Historically, annual grants of stock options and restricted stock awards; in 2012, stock options were eliminated and replaced by performance-based restricted stock unit awards (65% of total award value) which are earned only upon the achievement of a prospective performance target along with service-based restricted stock (35% of total award value).

The value of all equity awards are predicated on the Company’s stock price and settled in stock. Except in the case of certain terminations of employment, vesting occurs at the conclusion of a three-year period, providing executives with a direct, long-term link to stock price.

Retirement, severance and other benefits	To provide executives with an appropriate financial safeguard against individual circumstances or events and to meet competitive market practices with regard to such benefits.

Health and welfare benefits, a defined benefit retirement plan, life insurance and other benefits generally provided to all salaried employees; executives also participate in a non-qualified benefit equalization plan and severance programs.

Since these benefits are generally made available to all employees, there is no specific performance component.

Base Salary. We pay base salaries in order to attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills and experience relative to his or her responsibilities in the position. In 2011, the Peer Group and Survey Data were used to evaluate base salary ranges for all salaried employees, including the Named Executive Officers. Individual base pay may deviate from the range midpoint due to specific individual factors applicable to each executive, such as seniority, individual performance, experience level, scope of responsibility, or a unique combination of functional responsibilities.

2011 Salary Adjustments. Upon the recommendation of management, the Committee made no adjustments to the base salaries of the Named Executive Officers for 2011.

2012 Salary Adjustments. In November 2011, the Compensation Committee reviewed the base salaries for each of the Named Executive Officers and, following discussions with the Committee’s Compensation Consultant and a review of Peer Group data, determined that a 5% increase be made to the base salaries of the Named Executive Officers to maintain competitiveness as set forth in the table below. This was the first base salary increase for the Named Executive Officers since January 2009.

Name	Title	2011 Base Salary	2012 Base Salary
Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,200,000	$1,260,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	869,409	913,000
Randy B. Spell	Executive Vice President, Marketing and Sales	661,535	695,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	636,881	669,000
Charles E. Hennighausen	Executive Vice President, Production Operations	629,014	660,000

Annual Incentive Awards. Our annual incentive plan (“AIP”) ensures that a significant portion of each Named Executive Officer’s annual compensation is at risk and dependent upon our overall performance and individual performance criteria intended to align the executive’s interests with those of shareholders. The percentage of total cash compensation at risk increases with an executive’s responsibility and is highest for the Chief Executive Officer. Target AIP as a percentage of total cash compensation was 60% for our Chief Executive Officer and an average of 45% for the other Named Executives Officers in 2011. The Compensation Committee is responsible for administering all annual incentive plans pursuant to the terms of the 2008 Incentive Compensation Plan (the “2008 Plan”), which was approved by our shareholders in May 2009. The 2008 Plan provides for cash-based performance awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), subject to the negative discretion of the Compensation Committee. Individual payouts may not exceed $10,000,000 in any plan year pursuant to the terms of the 2008 Plan.

2011 Annual Incentive Plan.  In early 2011, the Compensation Committee, in consultation with the Committee’s Compensation Consultant, reviewed and considered the performance targets and terms of the annual incentive plan for 2011 (the “2011 AIP”). The design of the 2011 AIP was consistent with that of the 2010 AIP with the addition of the potential for the Named Executive Officers to exceed the individual performance factors and receive up to 1.2 times the payout target on individual performance. The 2011 AIP was intended to provide annual incentive compensation that qualified as performance based compensation pursuant to Section 162(m) of the Code.

The Compensation Committee adopted the 2011 AIP with the following funding, performance metrics and weighting:

2011 AIP Performance Metrics	Weight	Payout Below Threshold	Payout at Threshold(1)	Payout at Target	Payout at Maximum(1)
Adjusted operating income	40%	0%	50%	100%	200%
Newport market share	40%	0%	50%	100%	200%
Individual performance metrics(2)	20%	0%	0%	100%	120%
Total payout as % of target		0%	40%	100%	184%

(1)	Awards for performance between Threshold and Target and Target and Maximum are interpolated.

(2)	As discussed below, the Committee enhanced the maximum payout level for individual performance and has full discretion to adjust the individual component based on its determination of each Named Executive Officer’s performance.

The Committee adopted these performance metrics for application to the 2011 AIP because they were deemed important indicators of the Company’s performance and financial well-being. Consistent with the prior annual incentive plan, adjusted operating income excludes from the Company’s reported operating income state settlement agreement expense, tobacco grower expense and FDA user fees, each of which is subject to factors outside of the Company’s control. The 2011 AIP provided a payout range of 0 to 1.84 times the target payout based on the performance metric weighting of 40% for each Company performance metric and 20% for individual performance. The potential payout on the Company performance metrics was 0 to 2.0 times the target payout (based on a range of 95% to 105% of the adjusted operating income target and the Newport market share targets) and the potential payout on individual performance was 0 to 1.2 times the target payout. The Compensation Committee established a maximum plan funding level equal to 0.75% of our net income for the 2011 AIP for each Named Executive Officer, subject to the negative discretion of the Compensation Committee based on, among other things, peer comparisons, the Company performance metrics and the individual performance metrics for 2011.

In February 2011, the Compensation Committee reviewed the 2011 AIP payout targets for each of the Named Executive Officers and determined that, based upon consideration of Peer Group compensation data, no adjustments should be made from the 2010 AIP payout targets. The Compensation Committee approved the 2011 AIP and established the funding parameters and adjusted operating income, Newport market share and individual targets for each Named Executive Officer in 2011, which are specific to their area of responsibility and support the Company’s short-term and long-term business strategies. These targets have been set consistent with the Company’s stated goal of delivering double digit shareholder return, as measured by earnings per share and dividend yield.

In February 2012, the Compensation Committee evaluated the Company’s performance, including adjusted operating income and Newport market share for 2011, and individual Named Executive Officer performance for 2011 for purposes of determining incentive payouts for the 2011 AIP. The following table sets forth the Company performance targets under the 2011 AIP relative to the Company’s actual performance for 2011.

2011 AIP Performance Metrics	Weight	Threshold	Target	Maximum	2011 Performance	Actual as % of Target	Payout Multiple
(Dollars in Millions)		(95%)		(105%)
Adjusted operating income(1)	40%	$3,143	$3,308	$3,473	$3,380	102.2%	1.44
Newport market share	40%	10.40	10.95	11.50	11.90	108.7%	2.00

(1)	Adjusted operating income is the Company’s reported operating income for 2011 ($1,892 million), excluding state settlement agreement expense ($1,307 million), tobacco grower expense ($120 million) and FDA user fees ($61 million).

In reviewing the Company’s performance for 2011, the Compensation Committee noted that the Company set new record highs for net sales, net income, total domestic retail market share, Newport domestic retail market share and diluted earnings per share, resulting in performance that exceeded the maximum payout level for the Newport market share metric. The Committee made no discretionary adjustments for extraordinary items in determining the achievement of the 2011 AIP Company performance targets. In addition, the Committee considered the Company’s reported operating income for 2011, which was more than 102.2% of the adjusted operating income target with state settlement expense, tobacco grower expense and FDA user fees included, resulting in a payout level multiple of 1.44 times the payout target. The Committee determined that the Company’s Newport retail market share for 2011 was 108.7% of target as set forth in the table above, resulting in a payout multiple of 2.00 times the payout target (the maximum payout level for performance equal to or greater than 105% of each target) for each Named Executive Officer under the 2011 AIP.

In evaluating the individual performance factors established for each Named Executive Officer, other than Mr. Kessler, for 2011, the Compensation Committee considered the recommendations of the Chief Executive Officer and evaluated each Named Executive Officer’s performance relative to his individual performance factors as described below. Mr. Taylor’s individual performance factors related to the ongoing execution of capital structure strategy through completion of debt issuance and implementation of share repurchase programs; enhancing investor communications through ongoing meetings with the Company’s shareholders and conducting investor conferences; and strengthening the Finance organization, including the recruitment of new business planning personnel. Mr. Spell’s individual performance factors related to specific volume goals and the launch of Newport Non-Menthol as well as the effective restructuring of the marketing and sales organization to achieve the Company’s strategic plan. Mr. Milstein’s individual performance factors related to addressing the legal issues related to the FDA process for the review of the use of menthol in cigarettes, FDA regulatory compliance and defending the Company against product liability cases. Mr. Hennighausen’s individual performance factors related to FDA regulatory compliance and good manufacturing practices, a move to around-the-clock manufacturing and enhanced employee communications and labor union relations. The Compensation Committee determined that each of the Named Executive Officers met or exceeded their individual performance factors for 2011.

The incentive compensation for Mr. Kessler under the 2011 AIP was based on the Company’s performance metrics and execution of the Company’s strategic plan, subject to the Compensation Committee’s negative discretion based on other performance factors. The Compensation Committee evaluated the Chief Executive Officer’s performance and determined that he had performed exceptionally well not only in delivering the Company’s financial performance in 2011, but also effectively transitioning the chief executive officer role and developing and implementing the Company’s new strategic plan in 2011.

The Committee considered the efforts and dedication of the management team, including the Named Executive Officers, to achieve such outstanding results following a chief executive officer transition and implementation of a new strategic plan that significantly contributed to the Company’s performance in 2011. The Committee discussed the limited upside available for the Named Executive Officer’s achievement of their individual goals, which was capped at a 120% payout, or 4% of the total 2011 AIP payout calculation, and determined to enhance the individual performance payout factor. Pursuant to the structure of the 2011 AIP, the total funding for each Named Executive Officer equals 0.75% of 2011 net income ($1,116 million), or $8,370,000, as permitted under the plan design which is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code. The Committee typically uses this “plan-within-a-plan” structure to exercise its negative discretion to reduce the AIP award amount from this funding level to a level consistent with the performance metrics established at the beginning of the performance period. However, given the outstanding performance of the Named Executive Officers in achieving both the Company’s performance objectives and their individual goals for 2011, the Committee determined that the payout level under the 2011 AIP should be increased to provide for up to a 200% total payout under the 2011 AIP to recognize the exceptional individual performance of certain Named Executive Officers.

Based on these factors, the Compensation Committee determined that the aggregate payout multiple for the achievement of the Company’s performance metrics under the 2011 AIP ranged from 1.58 to 1.94 times the target payout level for the Named Executive Officers, based on achievement of the Company performance metrics for adjusted net operating income (representing 40% of the target payout), Newport market share (representing 40% of the target payout) and the individual performance factors for 2011 (representing 20% of the target payout) as discussed above. In 2011, the Company’s actual adjusted operating income exceeded the adjusted operating income target under the 2011 AIP by $72 million and resulted in incremental incentive payments above target to the Named Executive Officers totaling $7.6 million. The Compensation Committee awarded 2011 AIP payouts based on the foregoing payout multiples applied to the target payout levels for each Named Executive Officer. The target payout amounts for 2011 were unchanged from the 2010 levels for each Named Executive Officer. The target payout and actual payouts under the 2011 AIP for the Named Executive Officers are set forth below, and the actual payouts are included in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table.

Name	Title	2011 AIP Target Payout	2011 AIP Actual Payout
Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,800,000	$3,500,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000	1,438,248
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000	1,001,108
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	550,000	979,108
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000	709,452

2012 Annual Incentive Plan.  In 2012, the Compensation Committee, in consultation with the Committee’s Compensation Consultant, reviewed and considered the performance targets and terms of the annual incentive plan for 2012 (the “2012 AIP”). The design of the 2012 AIP is consistent with that of the 2011 AIP with the enhancement of the potential for the Named Executive Officers to exceed the individual performance factors and receive up to 2.0 times the payout target on individual performance. As in 2011, the 2012 AIP was designed to provide annual incentive compensation that was intended to qualify as performance based compensation pursuant to Section 162(m) of the Code.

The Compensation Committee adopted the 2012 AIP with the following performance metrics and weighting:

2012 AIP Performance Metrics	Weight	Payout Below Threshold	Payout at Threshold	Payout at Target	Payout at Maximum
Adjusted operating income	40%	0%	50%	100%	200%
Newport market share	40%	0%	50%	100%	200%
Individual performance metrics(1)	20%	0%	0%	100%	200%
Total payout as % of target		0%	40%	100%	200%

(1)	The Committee has full discretion to reduce the individual component based on its determination of each Named Executive Officer’s performance.

The Committee adopted these performance metrics for application to the 2012 AIP because they were deemed important indicators of the Company’s performance and financial well-being. Consistent with the 2011 AIP, adjusted operating income excludes from the Company’s reported operating income state settlement agreement expense, tobacco grower expense and FDA user fees, each of which is subject to factors outside of the Company’s control. The 2012 AIP provides a payout range of 0 to 2.0 times the target payout with performance metric weighting of 40% for each Company performance metric with potential payout of 0 to 2.0 times the target payout (based on a range of 95% to 105% of the adjusted operating income target and the Newport market share targets) and 20% for individual performance with potential payout of 0 to 2.0 times the target payout. The Compensation Committee established 2012 AIP funding equal to 0.75% of our net income for 2012 for each Named Executive Officer, subject to the negative discretion of the Compensation Committee based on, among other things, the Company performance metrics and the individual performance metrics for 2012.

In February 2012, the Compensation Committee reviewed the 2012 AIP payout targets for each of the Named Executive Officers and determined that, based upon consideration of Peer Group compensation data, no adjustments should be made from the 2011 AIP payout targets. The Compensation Committee approved the 2012 AIP and established the adjusted operating income and Newport market share targets for 2012 and individual targets for each Named Executive Officer, which are specific to their area of responsibility and support the Company’s short-term and long-term business strategies. These targets have been set consistent with the Company’s stated goal of delivering double digit shareholder return, as measured by earnings per share and dividend yield. The 2012 AIP target payout levels for the Named Executive Officers are unchanged from 2011 and are set forth below.

Name	Title	2012 AIP Target Payout
Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,800,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	550,000
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000

Long-Term Incentive Awards.  The third principal element of our compensation program for Named Executive Officers is the award of equity awards, including stock options, service-based restricted stock and performance-based restricted stock and restricted stock units, which recognize performance over multi-year periods, provide a direct link between executive pay and the Company’s stock price and total shareholder return performance, encourage retention of the Named Executive Officers and align their interests with those of our shareholders. In 2008, we adopted the 2008 Plan, which was approved by shareholders on May 21, 2009 and is administered by our Compensation Committee. The 2008 Plan permits the issuance of stock options, SARs, restricted stock, restricted stock units and other awards of our Common Stock to our directors, employees and executive officers, including the Named Executive Officers. Each stock option or SAR grant made pursuant to the 2008 Plan has an exercise price equal to the closing price of our Common Stock on the date of grant. As discussed further below, the stock options and SAR grants have been discontinued beginning in 2012.

Stock Award Process. The Compensation Committee approves and grants annual equity awards to eligible executives, including the Named Executive Officers, at its first regular meeting of the year following the release of the Company’s earnings for the prior year. The number of shares subject to each grant, including stock options and restricted stock in 2011, is determined, in the case of restricted stock or performance-based restricted stock units, by dividing the target compensation level (adjusted for performance) by the closing price of our Common Stock on the annual equity award date. Likewise, in the case of stock options, the number of options is determined by dividing the target compensation level by the value of an option to purchase one share of our Common Stock using the Black-Scholes option pricing model. Generally, in 2011 and prior years, stock option awards were granted in four equal installments on a quarterly basis on the annual award date in the first quarter, June 30, September 30 and December 31 of the grant year with the exercise price for each installment set on the quarterly grant date. The Compensation Committee determined that this approach was fair and reasonable to the executives and to the Company and its shareholders as it ensures that the exercise price of the grants is averaged over the year of the award, thereby minimizing the impact (positive or negative) that any particular event might have on the exercise price for stock options, compared with granting all stock options on a single day during the award year. However, it should be noted that this method results in a grant value for options that may differ (either up or down) from the original total award value determined in the first quarter of the year as the actual award values are calculated as of the quarterly grant dates.

2011 Stock Awards.  In consultation with the Committee’s Compensation Consultant and management, the Compensation Committee reviewed the type, structure, terms and timing of stock awards to be made to eligible employees, including the Named Executive Officers, in 2011. Based on this review and in recognition of prevailing stock award practices at other leading companies, the Compensation Committee revised the type and mix of stock awards to the Named Executive Officers for 2011 (the “2011 Stock Award”). In February 2011, the Compensation Committee, upon consultation with the Committee’s Compensation Consultant, determined that the 2011 Stock Awards to the Named Executive Officers would be allocated equally in stock options ( 1/3), performance-based restricted stock ( 1/3) and service-based restricted stock ( 1/3). The Committee determined that this mix of stock awards would effectively balance the Company’s interest in attracting, retaining and motivating executives. The stock option awards, consistent with the Company’s practice, were granted in four equal quarterly installments with an exercise price equal to the closing price of our Common Stock on the annual award date ($79.19), and June 30 ($108.87), September 30 ($110.70) and December 31, 2011 ($114.00). The stock option awards vest in one-quarter annual increments beginning on the first anniversary of the annual award date (February 17, 2011). The stock option awards will expire on the tenth anniversary of the annual award date, subject to earlier termination in the event of, among other things, termination of employment. The Compensation Committee determined that performance-based restricted stock awards, as in the past, would be awarded in 2011 based on the Company’s adjusted operating income and Newport market share performance in 2010. In this way, the Named Executive Officers are rewarded collectively for the Company’s performance while still providing a retention incentive given that the performance-based restricted stock awards, like the time-vested restricted stock awards, will vest on the third anniversary of the annual award date, subject to the executive officer’s continued employment with the Company. The 2011 performance-based restricted stock awards provided a payout range of 0 to 2.0 times the target payout value with a 50% weighting for each Company performance metric (based on a range of 95% to 105% of the adjusted operating income target and the Newport market share targets). The Compensation Committee determined that this structure for the 2011 Stock Awards enhanced the performance incentive and retained the retention incentives for the Named Executive Officers while the Committee evaluated and developed a prospective performance target design for the plan going forward.

In February 2011, upon consultation with the Committee’s Compensation Consultant, the Compensation Committee determined that the targeted dollar value of the 2011 Stock Awards (as estimated by the Compensation Committee) would remain at the 2010 levels with the opportunity to increase the total value based on the Company’s 2010 performance for the performance based restricted stock awards.

Name	Title	2011 Stock Award Target Value
Murray S. Kessler	Chairman, President and Chief Executive Officer	$5,000,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	1,000,000
Randy B. Spell	Executive Vice President, Marketing and Sales	750,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	750,000
Charles E. Hennighausen	Executive Vice President, Production Operations	650,000

Upon consultation with the Committee’s Compensation Consultant, the Compensation Committee evaluated the Company’s performance in 2010 relative to Company’s adjusted operating income and Newport market share performance metrics and determined that each performance metric was exceeded at the maximum level. The following table sets forth the Company performance targets under the 2011 Stock Awards relative to the Company’s actual performance for 2010.

2011 Stock Award Performance Metrics	Weight	Threshold	Target	Maximum	2010 Performance	Actual as % of Target	Payout Multiple
(Dollars in Millions)		(95%)		(105%)
Adjusted operating income(1)	40%	$2,722	$2,865	$3,008	$3,083	107.6%	2.0
Newport market share	40%	9.77	10.28	10.79	10.95	106.5%	2.0

(1)	Adjusted operating income is the Company’s reported operating income for 2010 ($1,725 million), excluding state settlement agreement expense ($1,212 million), tobacco grower expense ($111 million) and FDA user fees ($35 million).

Based on this evaluation, the Compensation Committee increased the performance-based restricted stock awards to the Named Executive Officers to 2.0 times the targeted payout value. The following table sets forth the 2011 Stock Awards for each Named Executive Officer.

Name	Title	2011 Stock Options	2011 Performance Based Restricted Stock(1)	2011 Service Based Restricted Stock
Murray S. Kessler	Chairman, President and Chief Executive Officer	178,314	42,093	25,458
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	35,663	8,419	4,209
Randy B. Spell	Executive Vice President, Marketing and Sales	26,747	6,314	3,157
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	26,747	6,314	3,157
Charles E. Hennighausen	Executive Vice President, Production Operations	23,181	5,472	2,736

(1)	Performance based restricted stock was awarded at 2.0 times the target payout level based on the Company’s performance in 2010 as discussed above.

See the “Grants of Plan-Based Awards for 2011” for more information regarding the awards made to the Named Executive Officers in 2011.

2012 Stock Awards.  In 2011, the Compensation Committee continued to evaluate the type, structure, terms and timing of stock awards to the Named Executive Officers and other plan participants under the 2008 Plan and make evolutionary changes and improvements to improve the link between pay and performance and ensure the appropriate alignment of the executives’ interests with those of our shareholders. Accordingly, in February 2012, the Compensation Committee, upon consultation with the Committee’s Compensation Consultant, determined that the structure of the equity awards to the Named Executive Officers in 2012 (the “2012 Stock Awards”) would be changed from the 2011 design by eliminating stock options and performance-based restricted stock awards, which looked back at the prior year’s performance, and replacing these awards with performance-based restricted stock units (the “Performance RSUs”) using a prospective performance target (65% of total award value) and service-based restricted stock (35% of total award value). The Committee determined that this mix of stock awards best reflected the conditions under which the Company was operating, and was advisable in light of the Company’s continuing interest in attracting, retaining and motivating key executives. The 2012 Performance RSUs for the Named Executive Officers are earned based upon the achievement of an adjusted earnings per diluted share performance metric for 2012 issued at the target level with payouts ranging from 0% to 200% of target with 50% payout at the threshold performance level. The adjusted earnings per diluted share for 2012 will equal the Company’s reported earnings per diluted share excluding any extraordinary items as defined in the 2008 Plan; litigation settlements, judgments and interest; and the impact of mark-to-market pension adjustments by industry competitors on the Company’s state settlement agreement expense. The 2012 service-based restricted stock cliff vests on the third anniversary of the date of grant, subject to the executive officer’s continued employment with the Company. Based upon a review of Peer Group compensation data, the Committee concluded that no changes should be made to the target values (as estimated by the Compensation Committee) for the Named Executive Officers from the 2012 Stock Award levels.

Name	Title	2012 Stock Award Target Value
Murray S. Kessler	Chairman, President and Chief Executive Officer	$5,000,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	1,000,000
Randy B. Spell	Executive Vice President, Marketing and Sales	750,000
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	750,000
Charles E. Hennighausen	Executive Vice President, Production Operations	650,000

The Compensation Committee will determine the number of Performance RSUs earned, if any, following the conclusion of fiscal 2012 based on the adjusted earnings per diluted share. The earned Performance RSUs will be converted to restricted shares, if any are earned, and will cliff vest on the third anniversary of the date of grant of the Performance RSUs consistent with the service-based restricted stock in order to maintain the retention aspect of such awards. The Named Executive Officers will earn dividend equivalents during the performance period (fiscal 2012), which will be paid based upon the amount of restricted stock earned, if any, as determined by the Compensation Committee. The following table sets forth the 2012 Stock Awards for each Named Executive Officer calculated based on the fair market value of our Common Stock on the date of grant (as determined by the closing price on February 17, 2012 of $127.05 per share).

Name	Title	2012 Performance RSUs at Target(1)	2012 Service- Based Restricted Stock
Murray S. Kessler	Chairman, President and Chief Executive Officer	25,581	13,775
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	5,117	2,755
Randy B. Spell	Executive Vice President, Marketing and Sales	3,838	2,067
Ronald S. Milstein	Executive Vice President, Legal and External Affairs, General Counsel and Secretary	3,838	2,067
Charles E. Hennighausen	Executive Vice President, Production Operations	3,326	1,791

(1)	The actual Performance RSUs earned and converted to restricted shares, if any, will depend on the Company’s achievement of the adjusted earnings per diluted share performance metric for 2012.

Other Benefits.  We provide other benefits, such as medical, dental, life, disability and related coverage, to the Named Executive Officers that are substantially the same as those provided to all of our salaried employees. In addition to the qualified and non-qualified retirement benefit plans described below, we offer an employee savings plan under Section 401(k) of the Code. These benefit programs are designed to be competitive with those of other large corporations in order to attract and retain qualified executives. The Named Executive Officers other than the Chief Executive Officer participate in the Senior Executive Severance Pay Plan and have entered into Change in Control Agreements as further described below. We do not maintain employment agreements with any of our Named Executive Officers.

Chief Executive Officer Compensation

Mr. Kessler joined the Company in September 2010 as President and Chief Executive Officer and was appointed Chairman of the Board on January 1, 2011. Consistent with his leadership role with the Company, Mr. Kessler’s compensation is designed to reward the achievement of the Company’s long-term strategic plan. Accordingly, a significant percentage of his total target compensation is at risk with the vast majority of such compensation awarded in the form of long-term stock awards in order to reward him for enhancing long-term shareholder value and to align his interests with those of our shareholders. Target total direct compensation for Mr. Kessler is set at the 50th percentile (median) of market practice for our Peer Group. The chart below provides a breakdown of Mr. Kessler’s target compensation for 2011.

In 2011, in consultation with the Committee’s Compensation Consultant and a review of the practices of the Company’s peer group, the Compensation Committee approved limited personal use of the Company leased or fractionally-owned aircraft by Mr. Kessler for security and other business reasons in an amount not to exceed $125,000 of annual aggregate incremental cost to the Company, effective January 1, 2012. The aggregate incremental cost includes the variable costs of operating the aircraft, such as occupied hourly charge, fuel surcharge, federal excise tax, landing, hangar and other airport fees, repositioning charges, specialized catering fees, customs/immigration fees, ground transportation fees, passenger fees and any flight-specific insurance costs, and excludes fixed costs, such as monthly management fees, non-flight-specific insurance costs, purchase costs and depreciation.

The Company has entered into a change in control severance agreement (“Severance Agreement”) providing for a three times severance multiple of base salary and target annual incentive and an indemnification agreement with Mr. Kessler upon the same terms as those previously entered into with the Company’s other senior executive officers; provided however that, the excise tax gross up provision of the change in control severance agreements entered into with other Named Executive Officers was replaced with a “better of net-after-tax or cutback” provision which requires that the payments contingent upon a change in control be reduced to less than three times Mr. Kessler’s “base amount” (as defined by the applicable provisions of the Code) if such reduction would place him in a better after-tax financial position than if all such payments were made and applicable taxes, including excise taxes, paid. Mr. Kessler has no employment agreement or enhanced years of service under the Company’s retirement plans. He is subject to certain restrictive covenants, including non-compete and non-solicitation covenants for three years following his termination from employment and a confidentiality covenant as well as the Company’s clawback policy. In addition, Mr. Kessler is required to hold six times his base salary in shares of our Common Stock pursuant to the Company’s Stock Ownership Guidelines.

Stock Ownership Guidelines

On February 17, 2012, the Board of Directors, upon the recommendation of the Compensation Committee, amended the stock ownership guidelines, increasing the stock ownership targets to five times the annual cash retainer for non-executive directors, six times base salary for the Chief Executive Officer and three times the base salary for the senior executive officers, including the Named Executive Officers. Stock owned outright, stock held in Company benefit plans and restricted stock subject to service based vesting will be included in determining compliance with the stock ownership guidelines. Directors and executive officers generally are expected to comply with the stock ownership guidelines within five years of the amendment of the guidelines. The Board (or the Compensation Committee on behalf of the Board) will review the stock ownership guidelines and individual compliance therewith on a regular basis. As of March 28, 2012, our Chief Executive Officer held eleven times his base salary, each Named Executive Officer held at least four times his base salary and each of the directors (with the exception of Mr. Card who joined the Board in August 2011) held at least six times the annual cash retainer of our Common Stock in compliance with the stock ownership guidelines.

Hedging Policy

All senior executive officers, including the Named Executive Officers, are subject to a policy prohibiting transactions in derivative securities relating to our Common Stock or transactions hedging the economic risk of holding our Common Stock.

Clawback Policy

All senior executive officers, including the Named Executive Officers, are subject to a clawback policy that allows the Company to recover incentive compensation paid to the Company’s senior executive officers, including the Named Executive Officers, and other participants in the Company’s incentive plans in the event of (i) an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirements or (ii) the gross misconduct of a senior executive officer. The Board of Directors will require reimbursement of the excess compensation paid to a current or former senior executive officer, including the Named Executive Officers, under any annual incentive plan or long-term incentive plan during the three-year period preceding an accounting restatement or discovery of individual gross misconduct. In addition, the Board, in its discretion, may, among other things, reduce current or future compensation, modify or cancel grants of stock options, restricted shares or other long-term incentive awards granted during the three years prior to the restatement or take any other action determined by the Board to be in the best interests of the Company and its stockholders.

In the event the Board determines that a senior executive officer engaged in gross misconduct, then the Board, in its discretion, may take such action as it deems necessary or appropriate under the circumstances, including among other things, termination of employment, reducing current or future compensation, requiring repayment of some or all of any annual incentive paid to any senior executive officer, requiring repayment of some or all of any value realized by any covered employee from the vesting and/or exercise of any long-term incentive awards, modifying or canceling grants of stock options, restricted shares or other long-term incentive awards granted, or take any other action determined by the Board to be in the best interests of the Company and its stockholders. Gross misconduct may include violation of the Company’s Code of Business Conduct and Ethics, violation of other Company policies, or any act or failure to act (whether due to intentional conduct or error) that has caused or could reasonably be expected to cause financial or reputational harm to the Company.

The Dodd-Frank Act requires companies to adopt a policy requiring the recovery of incentive compensation paid to certain executives as a result of an accounting restatement due to material noncompliance with any financial reporting requirement. The final rules relating to this provision of the Dodd-Frank Act have not been adopted. The Compensation Committee will review our existing policy and make any necessary amendments once the final rules are adopted.

Retirement Benefits

We provide retirement benefits to our executive officers through a combination of a tax qualified, non-contributory defined benefit plan (the “Pension Plan”), in which substantially all of our salaried employees participate, and a non-qualified Benefit Equalization Plan. We believe that it is appropriate to provide these retirement benefits in order to attract and retain qualified executives. The Pension Plan is designed to replace approximately one-third of a participant’s base salary compensation after accumulating 30 years of service and having reached age 55. Participants in the Pension Plan are also eligible for normal retirement at age 65 with five or more years of credited service, unreduced early retirement benefits at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with ten or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65.

The Pension Plan is subject to the normal annual earnings limits established by the Internal Revenue Service (“IRS”). For this reason, the Company provides additional retirement benefits under the non-qualified Benefit Equalization Plan to certain executives, including the Named Executive Officers, that meet certain earnings requirements in excess of the annual earnings limits. The Benefit Equalization Plan provides for an additional accrual and payment of benefits, which are not available under our Pension Plan as a result of the IRS limits. Employees become eligible to participate in the Benefit Equalization Plan and the Pension Plan after completion of one year of service.

The Pension Plan is a defined benefit plan in which the benefit is calculated using the employee’s highest average annual base salary during any period of five consecutive years of the ten years immediately preceding retirement. This earnings figure is multiplied by a flat percentage defined for specific years of service and by total length of credited service to obtain the annual benefit payable under the plan. Payment from this plan is in the form of an annuity. Retirees can choose a single life annuity, a ten-year period certain annuity, or they can select one of four joint and survivor options. Plan participants are vested in the plan after five years of service.

The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service. A limited number of participants in the Benefit Equalization Plan, including Messrs. Spell and Milstein, have an executive split-dollar life insurance policy, provided under our Executive Insurance Plan, that provides a funding mechanism for benefits provided under the Benefit Equalization Plan. Participation in the Executive Insurance

Plan was limited to participating executives who were vested as of January 1, 2003, but the amounts of the policies are not frozen. The terms of payment from the Benefit Equalization Plan had been similar to the Pension Plan until January 2008, when the Benefit Equalization Plan was modified to comply with new regulations issued pursuant to Section 409A of the Code by limiting the payout to lump sums only. See the “All Other Compensation” column in the Summary Compensation Table below for more information.

None of the Named Executive Officers are entitled to additional years of credited service, except in the event of a qualifying termination relating to a change in control event. See “Change in Control and Other Severance Arrangements” below for more information.

Change in Control and Other Severance Arrangements

Severance Plan.  Our Senior Executive Severance Pay Plan (the “Severance Plan”) provides for continued compensation and benefits to selected senior executives, including the Named Executive Officers, whose employment is terminated without “Cause” or who terminate for “Good Reason,” as defined in the Severance Plan. Upon a qualified termination of employment, the participating Named Executive Officer will be entitled to a payment equal to two times his or her base salary to be paid in equal bi-monthly installments over a period of 36 months following the executive’s termination. The Named Executive Officer will also be entitled to his or her annual incentive plan payout for the year such termination occurs (calculated based on achievement of the performance metrics). The Severance Plan also provides for (i) a payment equal to the cost of COBRA continuation coverage under our health plans plus 35% for a period of three years following such termination of employment, and (ii) up to 24 months of outplacement services. In order to receive these benefits, the Named Executive Officer must (i) execute a release agreement satisfactory to us, (ii) return any financial advances and property, and (iii) reconcile his or her expense account and any other amounts due to the Company.

Pursuant to the Severance Plan, “Cause” means a termination by the Company for (i) any malfeasance in office or other similar violation of duties and responsibilities by the executive; (ii) violation of express instructions or any specific Company policy which materially affects the business of the Company; or (iii) any unlawful act which harms the reputation of the Company or otherwise causes significant injury to the Company. “Good Reason” means (i) the assignment of an executive to duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; or (ii) a failure by the Company to comply with the following provisions: (a) not to reduce the executive’s base salary, (b) not to amend, modify or terminate the Severance Plan in a manner not permitted by its terms, or (c) not to permit the executive to participate in all incentive, bonus, savings and retirement benefit plans, practices, policies and programs applicable generally to other peer executives of the Company. For purposes of Good Reason, in each case isolated and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof shall be excluded. The Severance Plan may not be amended, modified or terminated or participants removed from the plan prior to September 13, 2013, and any amendments after such date may not affect the plan benefits with respect to any executive who has terminated his or her employment with us.

Change in Control Arrangements.   We believe that change in control severance agreements are appropriate to allow executives to focus on the Company’s interests in a change of control situation without distractions relating to their employment. In 2008, we entered into change in control related severance agreements (the “Severance Agreements”) with a group of 43 executives, including Messrs. Taylor, Spell, Milstein and Hennighausen. The initial term of the Severance Agreements expired on December 31, 2010, but automatically renewed for successive one year terms commencing on January 1, 2011 and January 1, 2012. The term of the Severance Agreements will automatically renew for further successive one year terms, unless notice of nonrenewal has been provided by either party to the Severance Agreement. The Severance Agreements are automatically extended for twenty-four months following a Change in Control. A “Change in Control” is deemed to occur if: (i) any person becomes the owner of 30% or more of our voting securities; (ii) the majority of the membership of the Board changes without approval of two-thirds of the directors who either were directors on the date of the related Severance Agreement, or whose election was previously so approved; (iii) there is a merger or consolidation with another company following which the members of the Board do not constitute a majority of the members of the board of the surviving entity; or (iv) there is a sale or disposition of all or substantially all of our assets or our stockholders approve a plan of complete liquidation.

We entered into a Severance Agreement with Mr. Kessler on October 11, 2010, which provides for substantially the same benefit as provided to the other Named Executive Officers, except that there is no tax gross up provision for “excess parachute payments” consistent with the Company’s policy. Mr. Kessler’s Severance Agreement includes a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times his “base amount” pursuant to Section 280G of the Internal Revenue Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid. See also “Chief Executive Officer Compensation” above for additional information regarding Mr. Kessler’s Severance Agreement.

Benefits under the Severance Agreements are subject to a “double trigger” requiring both a change in control and a qualified termination event. As such, payments are made only upon termination of the executive’s employment by us other than for “Cause” or by the executive for “Good Reason” within two years following (or in connection with) a Change in Control. “Cause” includes the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) not cured within 30 days after a written demand for substantial performance is delivered to the executive by the Board or the willful engagement by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. “Good Reason” includes the assignment of duties inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, relocation of the principal place of employment to a location that increases the one-way commute by more than 25 miles, reduction in base salary or failure to continue comparable compensation and benefit plans.

The benefits provided pursuant to the Severance Agreements are based upon the executive’s position and responsibilities and severance payments range from one and a half to three times base salary and target annual incentive. The Severance Agreements for the Named Executive Officers provide for the following benefits upon their termination of employment in a manner entitling them to benefits:

•

three times the sum of (i) the individual’s base salary in effect immediately prior to termination of employment (or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (ii) the target annual incentive for the individual;

•	continued life, dental, accident and health insurance benefits for three years;

•	a pro rata incentive compensation payment for the year in which employment terminates;

•

with respect to our pension plans, payment equal to incremental benefits and contributions the executive would have earned under our pension and defined contribution plans assuming the executive continued employment for an additional three years;

•	outplacement services not to exceed $25,000; and

•

except for Mr. Kessler, a gross up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment will not be paid, and the severance payments otherwise payable to the executive will be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%.

The Compensation Committee has committed not to enter into any additional Severance Agreements which include 280G tax gross up provisions as evidenced by the terms of Mr. Kessler’s Severance Agreement which provides for a “better of net-after-tax or cutback” provision instead of a tax gross up provision. In 2011, as part of its review of the Company’s compensation practices, the Committee determined that all Severance Agreements containing tax gross up provisions would be amended on or before January 1, 2014 to eliminate the tax gross up.

In addition, all outstanding unvested stock awards granted to each Named Executive Officer generally will become fully and immediately vested and exercisable upon the consummation of a change in control transaction

(as defined in the 2008 Plan). See “Potential Payments upon Termination of Employment or Change in Control” below for additional information regarding payments in the event of a change in control or other termination of employment for each Named Executive Officer.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers, including our Named Executive Officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of the Company (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Code, the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers in excess of $1 million in any year may be restricted. The Compensation Committee considered the impact of Section 162(m) in establishing the structure, performance targets and timing of the 2011 AIP as well as the proportion of cash compensation attributable to base salary and performance based compensation. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain the best possible executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section  162(m) of the Code.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011.

  Compensation Committee of the Board of Directors

  Virgis W. Colbert (Chair)

  Robert C. Almon

  Dianne Neal Blixt

  Kit D. Dietz

  Nigel Travis

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of “outside directors” within the meaning of the regulations under Section 162(m) of the Code, “non-employee directors” under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board of Directors pursuant to the NYSE Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Compensation Committee are our former officers or employees.

Executive Compensation Consultant Fees and Services

Pursuant to the Committee Charter, the Compensation Committee has the sole authority over the appointment, compensation and oversight of the Committee’s Compensation Consultant. The Compensation Committee retained Towers Watson as the Committee’s Compensation Consultant in 2011 to assist the Committee with its responsibilities related to the Company’s executive and director compensation programs. During 2011, the Towers Watson representative advising the Committee was assigned to head one of the firm’s offices abroad, at which time the Compensation Committee undertook an evaluation of several executive compensation consulting firms. In July 2011, the Committee selected Exequity LLP to serve as its compensation consultant replacing Towers Watson. During 2011, Exequity had no other relationship with the Company other than its role as the Committee’s Compensation Consultant.

The Committee’s Compensation Consultant’s fees paid to Towers Watson for executive compensation consulting in 2011 were $158,725. The executive compensation services included assisting with the development of the new 2012 long-term incentive plan, evaluating stock ownership requirements for directors and executive officers, providing market benchmark information, supporting the design of incentive compensation plans and providing regulatory and governance guidance applicable to the Committee. In 2011, Towers Watson was also retained by the Company to provide services unrelated to executive compensation, including services with respect to the Company’s health and welfare plans and various other matters. The fees paid to Towers Watson for these services in 2011 were $1,137,225. The Compensation Committee did not review or approve the other services provided by Towers Watson to the Company, which were approved by management in the ordinary course of business. The Compensation Committee reviewed the nature of the services provided and the fees paid to Towers Watson for such services. The Committee’s Towers Watson compensation consultant did not participate in the planning, completion or solicitation of these health and welfare plan services. In addition, the Committee’s Towers Watson compensation consultant’s compensation was not tied to Towers Watson providing such non-executive compensation services to the Company. The Compensation Committee does not believe that these other services impaired the Committee’s Towers Watson compensation consultant’s ability to provide the Compensation Committee with an independent perspective on executive compensation.

Summary Compensation Table

The information below sets forth the compensation of our Named Executive Officers, including the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the year ended December 31, 2011.

Name and Principal Position(s)	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Stock Option/ SAR Awards(4)	Non-Equity Incentive Plan Compen- sation(5)	Change in Pension Value and Non- qualified Compen- sation(6)	All Other Compen- sation(7)	Total
Murray S. Kessler(8)	2011	$1,200,000	$—	$5,349,364	$2,947,304	$3,500,000	$166,403	$9,800	$13,172,871
Chairman, President and Chief	2010	369,595	1,000,000	1,025,624	138,008	996,923	—	190,017	3,720,167
Executive Officer

David H. Taylor	2011	869,409	—	1,000,011	528,973	1,438,248	144,333	18,423	3,999,397
Executive Vice President, Finance	2010	866,603	—	900,018	207,193	1,440,000	97,230	18,311	3,529,355
and Planning and Chief Financial Officer	2009	872,219	—	400,060	753,887	1,248,000	143,825	33,883	3,451,874

Randy B. Spell	2011	661,535	—	750,008	396,722	1,001,108	580,029	230,901	3,620,303
Executive Vice President,	2010	664,079	—	674,995	155,394	990,000	326,863	362,236	3,173,567
Marketing and Sales	2009	663,837	—	300,060	565,416	858,000	380,971	299,321	3,067,605

Ronald S. Milstein	2011	636,881	—	750,008	396,722	979,108	319,328	215,499	3,297,546
Executive Vice President, Legal	2010	639,331	—	674,995	155,394	990,000	192,478	116,556	2,768,754
and External Affairs, General	2009	639,298	—	300,060	565,416	858,000	193,970	129,125	2,685,869
Counsel and Secretary

Charles E. Hennighausen	2011	629,014	—	649,992	343,838	709,452	244,034	9,800	2,586,130
Executive Vice President,	2010	631,433	—	585,016	134,669	810,000	149,351	9,800	2,320,269
Production Operations	2009	631,277	—	260,060	490,027	702,000	130,268	22,444	2,236,076

(1)	Base salaries are paid bi-weekly. In 2010, there was one additional day of salary paid as a result of the pay period ending dates for the year. See “Base Salary” above for more information.

(2)	In 2010, Mr. Kessler received a $1,000,000 signing bonus when he joined the Company on September 13, 2010.

(3)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the restricted stock awarded as part of the 2011 Stock Award made pursuant to the 2008 Plan. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 15 of our Consolidated Financial Statements included in the 2011 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(4)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the stock options awarded as part of the 2011 Stock Award made pursuant to the 2008 Plan. In addition, in accordance with the Company’s practice of granting stock options awards in four quarterly installments, these amounts for Mr. Kessler reflect the aggregate grant date fair value of the final two quarterly stock option grants under the 2010 Stock Award approved on August 11, 2010. See “Grants of Plan-based Awards in 2011” for additional information on these stock options grants. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 15 of our Consolidated Financial Statements included in the 2011 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(5)	These amounts represent the 2011 AIP payment to each Named Executive Officer. As described in “2011 Annual Incentive Plan” above, in February 2012, the Compensation Committee determined that the performance metrics for the 2011 AIP had been exceeded and awarded the amounts listed in the above table to the Named Executive Officers.

(6)	These amounts represent the actuarial increase in the present value of each Named Executive Officer’s retirement benefits as of December 31, 2011 over the value of those benefits as of December 31, 2010, all as determined using the same interest rate and other assumptions as those used in our financial statements. Mr. Kessler became a participant in the Pension Plan and Benefit Equalization Plan as of September 13, 2011, and was not vested in either plan as of December 31, 2011. See “Retirement Benefits” above for additional information regarding the retirement benefits accrued for each of the Named Executive Officers and Note 14 to our Consolidated Financial Statements included in the 2011 Annual Report for more information regarding the assumptions used in the calculations of these amounts.

(7)	These amounts include premiums for a split-dollar life insurance policy for Messrs. Spell and Milstein in the amount of $213,000 and $201,533, respectively. The insurance program has been closed to new participants, and Messrs. Kessler, Taylor and Hennighausen are not participants. See “Retirement Benefits” above for additional information. The amounts shown also include annual cash received pursuant to a company-wide medical and welfare plan and not used to purchase medical and other welfare benefits for Messrs. Taylor, Spell and Milstein in the amounts of $8,623, $8,101 and $4,166, respectively. These amounts include $9,800 for Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen representing the Company’s matching contribution to the Lorillard Tobacco Company Employees Savings Plan.

(8)	Mr. Kessler joined the Company as President and Chief Executive Officer on September 13, 2010 and was appointed Chairman of the Board on January 1, 2011. Accordingly, Mr. Kessler’s compensation for 2010 represents a partial year of employment with the Company.

Grants of Plan-Based Awards for 2011

The following table sets forth the grants of plan-based awards for 2011, including non-equity incentive plan awards under the 2011 AIP and the 2011 Stock Awards. All awards were made pursuant to the 2008 Plan.

Name/Grant Type	Grant Date	Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units(2)	All Other Option/SAR Awards; Number of Securities Underlying Stock Option/ SARs(3)	Exercise of Base Price of Stock Option/ SAR Awards(4)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Stock Option/ SAR Awards(5)
			Threshold	Target	Maximum
Murray S. Kessler(6)
2011 AIP	2/17/2011	2/17/2011	$720,000	$1,800,000	$3,312,000
Rest. Stock	2/17/2011	2/17/2011				67,551			$79.19	$5,349,364
Stock Option	2/17/2011	2/17/2011					44,580	$79.19	79.19	422,608
Stock Option	3/31/2011	8/11/2010					11,419	95.01	95.01	134,909
Stock Option	6/30/2011	8/11/2010					11,419	108.87	108.87	167,475
Stock Option	6/30/2011	2/17/2011					44,578	108.87	108.87	653,795
Stock Option	9/30/2011	2/17/2011					44,578	110.70	110.70	830,733
Stock Option	12/30/2011	2/17/2011					44,578	114.00	114.00	737,784

David H. Taylor
2011 AIP	2/17/2011	2/17/2011	320,000	800,000	1,472,000
Rest. Stock	2/17/2011	2/17/2011				12,628			79.19	1,000,011
Stock Option	2/17/2011	2/17/2011					8,918	$79.19	79.19	84,541
Stock Option	6/30/2011	2/17/2011					8,915	108.87	108.87	130,750
Stock Option	9/30/2011	2/17/2011					8,915	110.70	110.70	166,135
Stock Option	12/30/2011	2/17/2011					8,915	114.00	114.00	147,547

Randy B. Spell
2011 AIP	2/17/2011	2/17/2011	220,000	550,000	1,012,000
Rest. Stock	2/17/2011	2/17/2011				9,471			79.19	750,008
Stock Option	2/17/2011	2/17/2011					6,689	$79.19	79.19	63,410
Stock Option	6/30/2011	2/17/2011					6,686	108.87	108.87	98,059
Stock Option	9/30/2011	2/17/2011					6,686	110.70	110.70	124,597
Stock Option	12/30/2011	2/17/2011					6,686	114.00	114.00	110,656

Ronald S. Milstein
2011 AIP	2/17/2011	2/17/2011	220,000	550,000	1,012,000
Rest. Stock	2/17/2011	2/17/2011				9,471			79.19	750,008
Stock Option	2/17/2011	2/17/2011					6,689	$79.19	79.19	63,410
Stock Option	6/30/2011	2/17/2011					6,686	108.87	108.87	98,059
Stock Option	9/30/2011	2/17/2011					6,686	110.70	110.70	124,597
Stock Option	12/30/2011	2/17/2011					6,686	114.00	114.00	110,656

Charles E. Hennighausen
2011 AIP	2/17/2011	2/17/2011	180,000	450,000	828,000
Rest. Stock	2/17/2011	2/17/2011				8,208			79.19	649,992
Stock Option	2/17/2011	2/17/2011					5,796	$79.19	79.19	54,945
Stock Option	6/30/2011	2/17/2011					5,795	108.87	108.87	84,991
Stock Option	9/30/2011	2/17/2011					5,795	110.70	110.70	107,993
Stock Option	12/30/2011	2/17/2011					5,795	114.00	114.00	95,910

(1)	These amounts represent the target payout amounts under the 2011 AIP under the terms approved by the Compensation Committee on February 17, 2011. The payout of the 2011 AIP was based on achievement of the Company’s performance targets for adjusted operating income and Newport market share and individual performance achievements for each Named Executive Officer. The threshold and maximum payout under the 2011 AIP for each Named Executive Officer were equal to 0.4 and 1.8 times the target payout level, respectively. In February 2012, the Compensation Committee reviewed the achievement of the Company’s performance targets as well as the individual performance of each Named Executive Officer for purposes of exercising its negative discretion and determined that the Company’s performance targets were exceeded and that payouts be made at the payout levels discussed in “2011 Annual Incentive Plan” above for more information.

(2)	This column represents the amount of restricted stock awarded to each Named Executive Officer pursuant to the 2011 Stock Award on February 17, 2011.

(3)	This column represents the number of stock options awarded to the Named Executive Officers pursuant to the 2011 Stock Award on February 17, 2011. The stock options were granted in four equal installments during 2011 in accordance with the Company’s practice. See note 6 below for additional information regarding stock option grants to Mr. Kessler.

(4)	The exercise price for the stock options awarded to the Named Executive Officers equal the closing price on the grant date.

(5)	The grant date fair value is calculated in accordance with the provision of FASB ASC Topic 718 using the Black-Scholes option valuation methodology. See Note 15 to our Consolidated Financial Statements in the 2011 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(6)	Mr. Kessler joined the Company on September 13, 2010 and his 2010 AIP award was made effective on that date and pro rated for the remainder of 2010. Pursuant to the Company’s practice for granting stock option awards, the stock options awarded to Mr. Kessler under the 2010 Stock Awards on September 13, 2010 were granted in four equal installments on September 13, 2010, December 31, 2010, March 31, 2011 and June 30, 2011.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following tables set forth outstanding stock options, SARs and restricted stock granted to each Named Executive Officer under the 2008 Plan as of December 31, 2011. Each stock option and SAR award granted to the Named Executive Officers and reported below vests and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date of the first stock option or SAR award of the year for which the award was made. Each stock option and SAR award expires no later than the tenth anniversary of the date of grant. Under “Option Awards,” all awards listed with expiration dates prior to 2017 or after 2019 represent stock options, and awards with expiration dates in 2017, 2018 and 2019 represent SARs. Restricted stock awards vest on the third anniversary of the grant date, subject to the executive officer’s continued employment with the Company. See “Long-term Incentive Awards” above for more information.

		Options Awards(1)				Stock Awards
		Number of Securities Underlying Unexercised Stock Options/SARs Exercisable	Number of Securities Underlying Unexercised Stock Options/SARs Unexercisable	Stock Option/SAR Exercise Price	Stock Option/ SAR Expiration Date
Name	Grant Date					Number of Shares of Stock That Have Not Vested	Market Value of Shares That Have Not Vested(2)
Murray S. Kessler	9/13/2010	2,854	8,565	$81.36	9/13/2020	12,606	$1,437,084
	12/31/2010	2,854	8,565	82.06	9/13/2020
	2/17/2011	—	44,580	79.19	2/17/2021	67,551	7,700,814
	3/31/2011	2,854	8,565	95.01	9/13/2020
	6/30/2011	—	44,578	108.87	2/17/2021
	6/30/2011	2,854	8,565	108.87	9/13/2020
	9/30/2011	—	44,578	110.70	2/17/2021
	12/30/2011	—	44,578	114.00	2/17/2021
David H. Taylor	1/8/2008	3,375	1,125	84.30	1/8/2018
	3/31/2008	3,375	1,125	73.75	1/8/2018
	7/30/2008	3,375	1,125	68.72	1/8/2018
	9/30/2008	3,375	1,125	71.15	1/8/2018
	3/12/2009	8,495	8,495	60.06	3/12/2019	6,661	759,354
	6/30/2009	8,495	8,495	67.77	3/12/2019
	9/30/2009	8,495	8,495	74.30	3/12/2019
	12/31/2009	8,495	8,495	80.23	3/12/2019
	2/24/2010	1,741	5,225	75.74	2/24/2020	11,883	1,354,662
	6/30/2010	1,740	5,223	71.98	2/24/2020
	9/30/2010	1,740	5,223	80.31	2/24/2020
	12/31/2010	1,740	5,223	82.06	2/24/2020
	2/17/2011	—	8,918	79.19	2/17/2021	12,628	1,439,592
	6/30/2011	—	8,915	108.87	2/17/2021
	9/30/2011	—	8,915	110.70	2/17/2021
	12/30/2011	—	8,915	114.00	2/17/2021
Ronald S. Milstein	1/9/2007	2,844	—	64.86	1/9/2017
	3/30/2007	2,844	—	75.20	1/9/2017
	6/29/2007	2,844	—	77.79	1/9/2017
	9/28/2007	2,844	—	80.78	1/9/2017
	1/8/2008	2,437	813	84.30	1/8/2018
	3/31/2008	2,437	813	73.75	1/8/2018
	7/30/2008	2,436	814	68.72	1/8/2018
	9/30/2008	2,436	814	71.15	1/8/2018
	3/12/2009	3,186	6,372	60.06	3/12/2019	4,996	569,544
	6/30/2009	6,371	6,371	67.77	3/12/2019
	9/30/2009	6,371	6,372	74.30	3/12/2019
	12/31/2009	6,371	6,371	80.23	3/12/2019
	2/24/2010	1,306	3,919	75.74	2/24/2020	8,912	1,015,968
	6/30/2010	1,305	3,917	71.98	2/24/2020
	9/30/2010	1,305	3,917	80.31	2/24/2020
	12/31/2010	1,305	3,917	82.06	2/24/2020
	2/17/2011	—	6,689	79.19	2/17/2021	9,471	1,079,694
	6/30/2011	—	6,686	108.87	2/17/2021
	9/30/2011	—	6,686	110.70	2/17/2021
	12/30/2011	—	6,686	114.00	2/17/2021

		Options Awards(1)				Stock Awards
		Number of Securities Underlying Unexercised Stock Options/SARs Exercisable	Number of Securities Underlying Unexercised Stock Options/SARs Unexercisable	Stock Option/SAR Exercise Price	Stock Option/ SAR Expiration Date
Name	Grant Date					Number of Shares of Stock That Have Not Vested	Market Value of Shares That Have Not Vested(2)
Randy B. Spell	1/8/2008	—	813	$84.30	1/8/2018
	3/31/2008	—	813	73.75	1/8/2018
	7/30/2008	—	814	68.72	1/8/2018
	9/30/2008	—	814	71.15	1/8/2018
	3/12/2009	—	6,372	60.06	3/12/2019	4,996	$569,544
	6/30/2009	—	6,371	67.77	3/12/2019
	9/30/2009	—	6,372	74.30	3/12/2019
	12/31/2009	—	6,371	80.23	3/12/2019
	2/24/2010	—	3,919	75.74	2/24/2020	8,912	1,015,968
	6/30/2010	—	3,917	71.98	2/24/2020
	9/30/2010	—	3,917	80.31	2/24/2020
	12/31/2010	—	3,917	82.06	2/24/2020
	2/17/2011	—	6,689	79.19	2/17/2021	9,471	1,079,694
	6/30/2011	—	6,686	108.87	2/17/2021
	9/30/2011	—	6,686	110.70	2/17/2021
	12/30/2011	—	6,686	114.00	2/17/2021
Charles E. Hennighausen	1/20/2005	813	—	32.09	1/20/2015
	3/31/2005	813	—	32.63	1/20/2015
	6/30/2005	813	—	32.86	1/20/2015
	9/30/2005	813	—	39.25	1/20/2015
	1/31/2006	1,625	—	46.25	1/31/2016
	3/31/2006	1,625	—	47.86	1/31/2016
	6/30/2006	3,250	—	51.64	1/31/2016
	9/30/2006	3,250	—	55.35	1/31/2016
	1/9/2007	3,250	—	64.86	1/9/2017
	3/30/2007	3,250	—	75.20	1/9/2017
	6/29/2007	3,250	—	77.79	1/9/2017
	9/28/2007	3,250	—	80.78	1/9/2017
	1/8/2008	2,437	813	84.30	1/8/2018
	3/31/2008	2,437	813	73.75	1/8/2018
	7/30/2008	2,436	814	68.72	1/8/2018
	9/30/2008	2,436	814	71.15	1/8/2018
	3/12/2009	5,522	5,522	60.06	3/12/2019	4,330	493,620
	6/30/2009	5,521	5,522	67.77	3/12/2019
	9/30/2009	5,522	5,522	74.30	3/12/2019
	12/31/2009	5,521	5,522	80.23	3/12/2019
	2/24/2010	1,131	3,396	75.74	2/24/2020	7,724	880,536
	6/30/2010	1,131	3,395	71.98	2/24/2020
	9/30/2010	1,131	3,395	80.31	2/24/2020
	12/31/2010	1,131	3,395	82.06	2/24/2020
	2/17/2011	—	5,796	79.19	2/17/2021	8,208	935,712
	6/30/2011	—	5,795	108.87	2/17/2021
	9/30/2011	—	5,795	110.70	2/17/2021
	12/30/2011	—	5,795	114.00	2/17/2021

(1)	In 2008, we converted all outstanding stock options or SARs awarded under the Carolina Group Stock Plan (administered by Loews’ compensation committee) on a one-for-one basis into stock options or SARs exercisable in our Common Stock under the 2008 Plan with the same terms and conditions as the then existing awards.

(2)	Calculated using the closing price of our Common Stock as of December 31, 2011 ($114.00).

Option Exercises and Stock Vested for 2011

The following table sets forth information regarding the stock options exercised for each Named Executive Officer, including the number and realized value of shares acquired in aggregate upon exercise of stock options and SARs during 2011 based on the closing price of shares on the exercise date. No restricted shares awarded to the Named Executive Officers vested in 2011.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Murray S. Kessler	—	—
David H. Taylor	—	—
Randy B. Spell	36,975	$3,255,509
Ronald S. Milstein	—	—
Charles E. Hennighausen	—	—

(1)	For purposes of this table, the value realized on exercise reflects the difference between the market price of our Common Stock realized by the Named Executive Officer at the time of exercise and the exercise price of the SARs or stock options.

Pension Benefits for 2011

The following table sets forth information relating to the retirement benefits for the Named Executive Officers as of December 31, 2011 under the Pension Plan and the Benefit Equalization Plan. No payments were made from these benefit plans or arrangements to the Named Executive Officers during 2011.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Plan Benefit (3)
Murray S. Kessler	Pension Plan(1)	1.3	$33,558
	Benefit Equalization Plan(2)	1.3	132,845

	Total		166,403
David H. Taylor	Pension Plan(1)	4.0	109,118
	Benefit Equalization Plan(2)	4.0	276,270

	Total		385,388
Randy B. Spell	Pension Plan(1)	34.9	1,385,900
	Benefit Equalization Plan(2)	34.9	2,679,872

	Total		4,065,772
Ronald S. Milstein	Pension Plan(1)	15.5	311,097
	Benefit Equalization Plan(2)	15.5	880,943

	Total		1,192,040
Charles E. Hennighausen	Pension Plan(1)	9.2	305,134
	Benefit Equalization Plan(2)	9.2	550,424

	Total		855,558

(1)

These amounts represent the calculated pension value provided by the qualified retirement plan as of December 31, 2011. The calculation is based on the average of the five highest consecutive years of base salary (subject to IRS limits) over the last ten years of service multiplied by the number of years of credited service multiplied by 1.2% (1.6% for credited service prior to January 1, 1982).

(2)	These amounts represent the calculated non-qualified retirement benefit value provided by the Benefit Equalization Plan. The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service.

(3)	The values included in this column have been calculated as of December 31, 2011 assuming (i) the earliest retirement date on which each Named Executive Officer will receive unreduced retirement benefits under the Pension Plan and Benefit Equalization Plan; (ii) a discount rate of 4.90%; and (iii) 3.40% interest rate for lump sum calculations, except 4.90% for Messrs. Kessler and Taylor.

For purposes of these calculations, the present values of the accumulated plan benefits are determined as of the earliest date on which the Named Executive Officers would receive unreduced retirement benefits under the respective plans. Pursuant to the terms of the Pension Plan and Benefit Equalization Plan as of December 31, 2011, Mr. Spell was eligible for unreduced early retirement benefits, Mr. Milstein was eligible for early retirement benefits equal to 50% of his normal retirement benefits and Messrs. Kessler, Taylor and Hennighausen were not eligible for retirement benefits.

Benefits under the Pension Plan and Benefit Equalization Plan vest when a participant has five years of credited service. Participants in the Pension Plan and the Benefit Equalization Plan are eligible for normal retirement at age 65 with five or more years of credited service, unreduced early retirement benefits at age 55 with 30 or more years of credited service and at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with ten or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65. Upon retirement, participants in the Pension Plan may elect a single life annuity, a joint and survivor annuity, or a 10-year certain annuity and participants in the Benefit Equalization Plan receive a lump sum payment. See “Retirement Benefits” above for additional information regarding our retirement plans.

Potential Payments upon Termination of Employment or Change in Control

The following table sets forth the estimated payments and benefits that would be provided to each Named Executive Officer who was employed by us on December 31, 2011, pursuant to the terms of any contract, agreement, plan or arrangement that provides for such payments and benefits following, or in connection with, a termination of the Named Executive Officer’s employment, including by involuntary termination not for cause, involuntary termination for cause, retirement, death or disability or in connection with a Change in Control (as defined in the Severance Plan or Severance Agreement) with or without a termination of the Named Executive Officer. For purposes of calculating the amounts in the table, we have assumed that the Change in Control event and/or termination took place in that sequence on December 31, 2011 (the last business day of our most recently completed fiscal year) using the closing price of our Common Stock on such date ($114.00 per share) for purposes of calculating the value of any stock awards in accordance with the rules and regulations under the Exchange Act. The “Involuntary Termination not for Cause” column includes termination by the Named Executive Officer for Good Reason, as such term is defined under the applicable Severance Plan or Severance Agreement. The “Change in Control with Termination” column provides for payments as a result of a qualified termination pursuant to the Severance Agreements. The amounts shown in the table include estimates of what would have been paid to the Named Executive Officers upon the occurrence of the specified event. The actual amounts that would be paid to the Named Executive Officers can only be determined at the time of such an event. See the discussion that follows the table for additional information regarding the estimated payments and benefits.

Name and Description of Potential Payments	Voluntary Termination	Involuntary Termination not for Cause	Involuntary Termination for Cause	Change in Control without Termination	Change in Control with Termination	Death	Disability	Retirement
Murray S. Kessler
Severance	$—	$2,400,000	$—	$—	$9,000,000	$—	$—	$—
Accelerated Stock Vesting/AIP Payout	—	1,800,000	—	13,625,236	13,625,236	10,937,898	10,937,898	—
Enhanced Retirement Benefit	—	—	—	—	29,400	—	—	—
Healthcare Benefits	—	79,765	—	—	79,765	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	—	—	—	—

Total	—	4,304,765	—	13,625,236	22,759,401	10,937,898	10,937,898	—

David H. Taylor
Severance	—	1,738,818	—	—	5,008,227	—	—	—
Accelerated Stock Vesting/AIP Payout	—	800,000	—	7,154,273	7,154,273	4,353,608	4,353,608	—
Enhanced Retirement Benefit	—	—	—	—	368,208	—	—	—
Healthcare Benefits	—	71,268	—	—	71,268	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	3,207,400	—	—	—

Total	—	2,635,086	—	7,154,273	15,834,376	4,353,608	4,353,608	—

Randy B. Spell
Severance	—	1,323,070	—	—	3,634,605	—	—	—
Accelerated Stock Vesting/AIP Payout	—	550,000	—	5,310,938	5,310,938	3,215,206	3,215,206	550,000
Enhanced Retirement Benefit	—	—	—	—	29,400	—	—	—
Healthcare Benefits	—	79,765	—	—	79,765	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,101,736	—	—	—

Total	—	1,977,835	—	5,310,938	11,181,444	3,215,206	3,215,206	550,000

Ronald S. Milstein
Severance	—	1,273,762	—	—	3,560,643	—	—	—
Accelerated Stock Vesting/AIP Payout	—	550,000	—	5,310,822	5,310,822	3,215,206	3,215,206	275,000
Enhanced Retirement Benefit	—	—	—	—	258,702	—	—	—
Healthcare Benefits	—	79,765	—	—	79,765	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,235,112	—	—	—

Total	—	1,928,527	—	5,310,822	11,470,044	3,215,206	3,215,206	275,000

Charles E. Hennighausen
Severance	—	1,258,028	—	—	3,237,042	—	—	—
Accelerated Stock Vesting/AIP Payout	—	450,000	—	4,593,329	4,593,329	2,759,868	2,759,868	—
Enhanced Retirement Benefit	—	—	—	—	315,132	—	—	—
Healthcare Benefits	—	79,765	—	—	79,765	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,110,100	—	—	—

Total	—	1,812,793	—	4,593,329	10,360,368	2,759,868	2,759,868	—

Severance.  The Named Executive Officers are eligible for post-termination severance payments pursuant to (i) the Severance Plan for a termination not for cause or a termination for Good Reason, as defined in the Severance Plan, and not in connection with a Change in Control event and (ii) the Severance Agreements for a termination not for Cause or a termination for Good Reason, as defined in the Severance Agreements, and in connection with a Change in Control event. In the event of a Change in Control, the Severance Agreements provide for the payment of the 2011 AIP. However, since this amount would already have been accelerated as a result of the Change in Control event pursuant to the 2008 Plan, this amount is included under “Accelerated Stock Vesting/AIP Payout.” See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Accelerated Stock Vesting and AIP Payout.  All of the stock awards made to our Named Executive Officers have been granted under the 2008 Plan and are subject to the vesting and other terms set forth in the award certificates and the 2008 Plan. Pursuant to the terms of the 2008 Plan, in the event of a Change in Control (as defined in the 2008 Plan), the Compensation Committee has the discretion to determine the treatment of all outstanding stock awards, unless the award certificate provides otherwise, and if the Committee does not exercise its discretion, any stock option award or SAR award carrying a right to exercise that was not previously vested and exercisable becomes fully vested and exercisable, and any restrictions, deferral limitations, payment conditions and forfeiture conditions for restricted stock and other stock awards lapse and such awards are deemed fully vested. Any performance conditions imposed with respect to such awards are deemed to be fully achieved. In addition, pursuant to the terms of the award certificates, restricted stock awards vest immediately upon the death or disability of the recipient. For purposes of calculating the amounts in the table, we have assumed that any outstanding unvested restricted stock, stock option and SAR awards would vest as of December 31, 2011 using the closing price of our Common Stock ($114.00) on such date.

The 2011 AIP for our Named Executive Officers was in effect as of December 31, 2011 and was established in accordance with the terms of the 2008 Plan. As discussed above with regard to stock awards, in the event of a Change in Control, the performance conditions imposed with respect to such awards are deemed to be fully achieved and the target payout amount is payable to the Named Executive Officers. In the event of death, disability or retirement after age 62 in 2011, a Named Executive Officer or his or her estate was eligible to receive the 2011 AIP payout based on the achievement of the performance metrics, pro rated according to the time the Named Executive Officer participated during the 2011 measurement period. In the event of retirement prior to age 62 in 2011, a Named Executive Officer was eligible to receive 50% of the 2011 AIP payout based on the achievement of the performance metrics, pro rated according to the time the Named Executive Officer participated in the 2011 AIP. The amounts for the 2011 AIP included in the table reflect the target incentive payout level which would have been the value used in the event of a termination as of December 31, 2011. See “2011 Annual Incentive Plan” above for additional information.

Enhanced Retirement Benefit.  We have included any enhanced retirement benefits provided for under the Severance Agreements in this line item. For a Change in Control related termination event only, these amounts include three years of additional age and credited service under the Pension Plan and Benefit Equalization Plan as well as three years of additional matching contributions by the Company under the Lorillard Tobacco Company Employees Savings Plan, a defined contribution plan (the “401(k) Plan”). The total amount of the Company’s matching contributions under the 401(k) Plan were calculated using the 2012 compensation limit since the IRS limits for 2013 and 2014 are not available. We have not included amounts which the Named Executive Officers would be eligible to receive now or in the future pursuant to the Pension Plan and Benefit Equalization Plan in this table as these amounts are set forth in the “Pension Benefits for 2011” table above. Mr. Spell was eligible for unreduced retirement benefits and Mr. Milstein was eligible for reduced benefits under the Pension Plan and Benefit Equalization Plan as of December 31, 2011. Messrs. Kessler, Taylor and Hennighausen were not eligible for retirement under the Pension Plan and Benefit Equalization Plan as of December 31, 2011. See “Retirement Benefits” above for more information.

Healthcare Benefits.  Pursuant to the terms of the Severance Plan and Severance Agreement, the Named Executive Officers are entitled to healthcare benefits for a period of three years following the specified event of termination not for cause or following a Change in Control. The amounts shown in the table represent the value of three years of COBRA continuation healthcare coverage, including a tax gross up of $27,918 for Messrs. Kessler, Spell, Milstein and Hennighausen and $24,944 for Mr. Taylor. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Outplacement Services.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers are generally entitled to $25,000 in outplacement services following a termination not for cause or in connection with a Change in Control event. Pursuant to the terms of the Severance Plan, the Named Executive Officers are entitled to outplacement services for 24 months, which, for purposes of this table, we have determined to be valued at $25,000 consistent with the benefit paid under the Severance Agreements. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

280G Tax Gross Up.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers, other than Mr. Kessler, are entitled to a gross up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment will not be paid, and the severance payments otherwise payable to the executive will be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements and the termination of the use of tax gross up provisions in future severance agreements.

Mr. Kessler’s Severance Agreement includes a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times his “base amount” pursuant to Section 280G of the Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid. See “Chief Executive Officer Compensation” above for additional information.

EQUITY COMPENSATION PLAN INFORMATION

The table below reflects the number of securities issued and the number of securities remaining which were available for issuance under the 2008 Incentive Compensation Plan as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	1,462,954	$77.82	1,423,483
Equity compensation plans not approved by security holders	—	—	—

Total	1,462,954	$77.82	1,423,483

(1)	The 2008 Incentive Compensation Plan was approved by our shareholders at the annual meeting of shareholders on May 21, 2009.

(2)	Includes 604,417 stock option awards and 858,537 SAR awards, subject to certain vesting requirements which may or may not be met.’

PROPOSAL NO. 3 – APPROVAL OF LORILLARD, INC. EMPLOYEE STOCK PURCHASE PLAN

On February 17, 2012, the Board of Directors approved the Lorillard, Inc. Employee Stock Purchase Plan (the “Plan”), subject to shareholder approval at the Annual Meeting. The purpose of the Plan is to extend the opportunity to invest in our Common Stock to all employees of the Company who do not participate in the Company’s long-term incentive program. Eligible employees may participate in the Plan by authorizing periodic payroll deductions that will be applied towards the purchase of our Common Stock at a 5% discount from the market price. No matching contributions will be made under the Plan. We believe that ownership of our Common Stock by employees is desirable as an incentive to improve performance, provide an opportunity to share in our growth and success and align their interests with the long-term interests of our shareholders. The Plan is not intended to satisfy the requirements of Section 423 of the Internal Revenue Code.

Summary of the Plan

The following is a summary of the material terms of the Plan. The summary is not intended to be a complete description and is qualified in its entirety by reference to the terms of the Plan, which is attached as Appendix B.

Shares Subject to the Plan.  Subject to adjustment upon a stock dividend, stock split, combination of shares, recapitalization or other change in our outstanding Common Stock, an aggregate of 500,000 shares of our Common Stock may be purchased under the Plan. Shares that may be purchased under the Plan may be authorized but unissued or previously issued and reacquired by the Company, or both.

Administration of the Plan.  The Plan will be administered by the Compensation Committee. The Compensation Committee may promulgate rules, regulations and procedures for the operation of the Plan, adopt forms for use in connection with the Plan and decide any question of interpretation with respect to the Plan. All determinations by the Compensation Committee relating to the Plan shall be conclusive and binding on all parties. The Compensation Committee may delegate some or all of its duties and authority under the Plan to one or more Company employees.

Eligible Employees.  The Plan is being provided to permit active employees who do not participate in the Company’s long-term incentive program to purchase our Common Stock. Participants in the Company’s long-term incentive program, including the Named Executive Officers, are not eligible to participate in this Plan. Employees must be in active service on the applicable deadline for submission of subscription agreements to be eligible to participate in the Plan. In addition to employees eligible to participate in the Company’s long-term incentive program and employees with 5% or more beneficial ownership of the Company, any employee whose customary employment is less than 20 hours per week and less than five months per year is not eligible to participate in the Plan. As of March 28, 2012, approximately 2,750 employees would be eligible to participate in the Plan.

Offerings under the Plan.  The Plan will be implemented by a series of six-month offerings, with an offering period beginning on March 1 and September 1 of each year. The first offering period will commence on September 1, 2012. Eligible employees may elect to participate in an offering by completing a subscription agreement authorizing payroll deductions and, on the last day of the offering period, the payroll deductions will be applied to the purchase of shares. The price at which shares may be purchased during any offering will be 95% of the fair market value of the shares on the purchase date. No employee will be permitted to purchase in any offering Common Stock having an aggregate purchase price greater than $25,000 per year. Upon termination of a participant, all payroll deductions not applied to the purchase of Common Stock will be refunded to the participant.

Amendment and Termination of the Plan.  The Board of Directors may amend the Plan from time to time in any and all respects, provided, however, the Board may not increase the number of shares of common stock available for purchase under the Plan without shareholder approval. The Plan will terminate when all shares of common stock authorized for purchase under the Plan have been purchased, provided, however, the Plan may be terminated prior to such time at the discretion of the Board.

Summary of Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of participation in the Plan:

•

At the time shares are purchased under the Plan, an employee will be required to include in his or her income an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price, and the Company will be entitled to a corresponding tax deduction.

•

If the shares are sold or exchanged, the employee’s basis in the shares will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period of the shares.

Vote Required

Approval of the Lorillard, Inc. Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE LORILLARD, INC. EMPLOYEE STOCK PURCHASE PLAN. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE APPROVAL OF THE LORILLARD, INC. EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4 — RATIFICATION OF THE SELECTION OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission provides shareholders an opportunity to provide feedback on an important issue of corporate governance. If shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. In the event that Deloitte & Touche LLP is unable to serve as independent registered public accounting firm for the fiscal year ending December 31, 2012 for any reason, the Audit Committee will appoint another independent registered public accounting firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions regarding the Company.

Vote Required

Approval of the ratification of selection of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers have discretionary voting power with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Auditor”) and (iv) the performance of the Company’s internal audit function and Independent Auditor. The Audit Committee operates pursuant to a written charter. Management is responsible for the financial reporting process, including the preparation of the financial statements and system of internal control over financial reporting. The Company’s Independent Auditor is responsible for auditing the financial statements in accordance with generally accepted auditing standards, issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles, and performing an assessment of the Company’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and the Independent Auditor regarding the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting and significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited financial statements with management and the Independent Auditor. The Audit Committee met with the Independent Auditor, with and without management present, to discuss the results of its evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Independent Auditor those matters required by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended. In addition, the Audit Committee discussed with the Independent Auditor its independence from the Company and management, and the Audit Committee has received and reviewed the written disclosures and letter from the Independent Auditor as required by the applicable standards and rules of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee

Richard W. Roedel (Chair)

Robert C. Almon

Dianne Neal Blixt

David E.R. Dangoor

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our Independent Auditor. The Audit Committee has adopted a pre-approval policy and implemented procedures which provide that all engagements of our Independent Auditor are reviewed and pre-approved by the Audit Committee, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which our Audit Committee approves prior to the completion of the audit. The pre-approval policy also delegates pre-approval authority to the Chairman of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2011 and 2010, professional services were performed for us by Deloitte & Touche LLP, our Independent Auditor. Audit and audit-related fees aggregated approximately $1,743,000 and $1,656,000 for the years ended December 31, 2011 and 2010, respectively. Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates. All fees and services incurred were approved in accordance with the Audit Committee’s pre-approval policy.

	Year Ended December 31,
Fees by Type	2011	2010
	(In 000s)
Audit fees	$1,494	$1,205
Audit-related fees	249	451
Tax fees	162	453
All other fees	—	—

Total	$1,905	$2,109

Audit Fees.  The aggregate fees billed for professional services rendered by the Independent Auditor were approximately $1,494,000 and $1,205,000 for the years ended December 31, 2011 and 2010, respectively, and primarily related to the annual audits of the consolidated financial statements included in our Annual Reports on Form 10-K and our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 as well as reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees billed during the year ended December 31, 2011 and 2010 were approximately $249,000 and $451,000, respectively, and primarily related to consents, comfort letters, accounting due diligence, the statutory audit of a subsidiary and benefit plan audits.

Tax Fees.  The aggregate fees billed for tax services during the year ended December 31, 2011 and 2010 were approximately $162,000 and $453,000, respectively. These fees related to tax compliance, tax advice and tax planning for the years ended December 31, 2011 and 2010.

All Other Fees.  There were no fees billed for all other services during the years ended December 31, 2011 and 2010.

PROPOSAL NO. 5 — SHAREHOLDER PROPOSAL ON DECLASSIFYING THE BOARD OF DIRECTORS

The Illinois State Board of Investment (“ISBI”) located at 180 North LaSalle Street, Suite 2015, Chicago, Illinois 60601, and John C. Liu, Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds and Retirement Systems (the “New York Funds”) have advised us that they jointly plan to introduce the following resolution. The ISBI and the New York Funds are the beneficial holders of 10,228 shares and 267,754 shares of our common stock, respectively.

RESOLVED, that shareholders of Lorillard, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Illinois State Board of Investment and the New York Funds. The Harvard Law School Shareholder Rights Project represented and advised the Illinois State Board of Investment in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

Company’s Response:

The Board of Directors has determined not to make a voting recommendation on this proposal for the following reasons:

The Board of Directors has considered the shareholder proposal set forth above relating to declassifying the Board of Directors, and at this time has determined neither to oppose nor to support the proposal and to make no voting recommendation to shareholders. If passed, the proposal, which is advisory in nature, would request that the Board of Directors initiate a process to declassify the Company’s Board of Directors. The Board recognizes that this has been a controversial matter for other companies and believes there are valid arguments for and against declassifying the Board of Directors. This proposal will provide shareholders with an opportunity to express their views on this topic.

Vote Required

Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS IS NEITHER SUPPORTING NOR OPPOSING THIS PROPOSAL AND MAKES NO VOTING RECOMMENDATION.

PROPOSAL NO. 6 — SHAREHOLDER PROPOSAL ON REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Comptroller of the State of New York, The Honorable Thomas P. DiNapoli, located at 633 Third Avenue-31st Floor, New York, New York, 10017, in his capacity as the sole trustee of the New York State Common Retirement Fund (the “Fund”) and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System, has advised us that the Fund plans to introduce the following resolution. The Fund is the beneficial holder of 469, 869 shares of our common stock.

Resolved, that the shareholders of Lorillard Inc. hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referendums. The report shall include the following:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Lorillard Inc., we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties, political organizations or ballot referendums; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the majority in the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.” This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Lorillard Inc. contributed at least $967,290 in corporate funds since the 2002 election cycle. (CQ:http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Company’s Response:

The Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal for the following reasons:

Our Board of Directors has considered an identical proposal from the Fund that was included in the Company’s 2011 proxy statement. Although that proposal did not receive majority support at the Company’s annual meeting of shareholders for 2011, the Board decided to enhance the Company’s disclosure of political contributions in July 2011 by providing information regarding the Company’s guidelines for government relations and political contributions as well as the total contributions made by the Company and its political action committee (“LOPAC”). In 2011, Lorillard made $162,950 in corporate political contributions, and LOPAC made $130,606 in political contributions. This information, along with links to the appropriate Internal Revenue Service and Federal Election Commission websites, are available on our website (http://www.lorillard.com/responsibility/political-contributions/).

The Board of Directors has considered the current proposal and, while it supports the transparency and accountability objectives, the Board believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or its shareholders.

Our business is subject to extensive regulation at all levels of government. We seek to be an effective participant in the public policy decision making process by making prudent political contributions and expenditures when they advance the Company’s business objectives. The Company complies with all applicable laws and regulations pertaining to political campaign contributions, at the federal, state and local levels, including those requiring specific disclosures. These extensive legal and regulatory disclosures, together with the disclosure included on the Company’s website, provide ample transparency and public access to information regarding the scope of the Company’s political involvement. Current law limits the amounts that can be contributed, restricts the organizations or entities that can receive corporate funding and establishes a clear system of accountability that is already in place. In fact, political contributions or donations made by the Company are required to be disclosed under federal, state and local campaign finance law, and under the Internal Revenue Code. As a result, specific information on the Company’s political contributions is readily available to shareholders and interested parties through links to public sources available on the Company’s website. Proponents of the proposal have demonstrated that this information is already easily obtained by citing figures on previous political contributions made by the Company.

In many cases, corporations, including Lorillard, are prohibited from making political contributions. However, the campaign finance law in every state or municipality that permits corporate political contributions requires disclosure of those contributions by the recipient, the contributor, or both. To the extent corporate contributions to candidates or political parties are permitted by certain states, these states also require that such contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by the Company may be obtained without the Company preparing an additional report.

The Internal Revenue Code also imposes public disclosure requirements regarding contributions and donations to political organizations. Any such organization that anticipates receiving contributions of $25,000 or more in a taxable year and does not file disclosure reports with the Federal Election Commission or a state or local election commission must register with the Internal Revenue Service (“IRS”) and file periodic reports disclosing its contributions and expenditures. These reports are publicly available on the IRS website. The Company complies fully with the IRS disclosure and reporting requirements.

Interested parties may obtain the disclosure reports described above from the United States federal government and from the states. Disclosure reports filed with the United States federal government may be found on the websites of the Federal Election Commission (www.fec.gov) and the IRS (www.irs.gov). Disclosure reports filed with state governments may be obtained from the websites of those state governments. The National Conference of State Legislatures (http://www.ncsl.org/programs/ethics/comprehensive_list.htm) provides hyperlinks to the pertinent state websites.

The Company undertakes a regular internal review and approval process for political contributions and expenditures to ensure donations are made in the best interests of our business and our shareholders. Management provides the Board of Directors with a report at least annually on all political contributions and expenditures that have been made by the Company.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may make political campaign contributions or expenditures may risk misrepresenting our political activities. Trade associations operate independently and we do not necessarily agree with all of the positions taken by trade associations. However, we may join trade associations and similar organizations for non-political reasons intended to further our commercial interests, educate our employees or further our ability to serve customers. In addition, the Company cannot report the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from the Company’s business.

We believe that the Company’s current policies and practices with regard to political contributions and expenditures, together with applicable federal and state reporting requirements, appropriately balance the Company’s interests in participating in the political process and the public interest in disclosure. Adopting a policy as set forth in the proposal would result in an unnecessary and unproductive use of Company resources. In addition, adoption of the proposed policy would require disclosure of proprietary information on a unilateral basis and could place the Company at a competitive disadvantage by revealing its legislative strategies and priorities. The Board believes that the Company has in place appropriate disclosure on its website and a system of accountability to ensure that Company assets used for political objectives are in the best long-term interest of the Company and its shareholders.

Vote Required

Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the total number of shares of our Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING OF SHAREHOLDERS FOR 2013

Proposals from shareholders are given careful consideration by us in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”). We provide shareholders with the opportunity, under certain circumstances and consistent with our amended and restated by-laws and the rules of the Securities and Exchange Commission, to participate in the governance of the Company by submitting shareholder proposals or director nominations that they believe merit consideration at the annual meeting of shareholders for 2013. To enable management to analyze and respond to proposals or director nominations that shareholders wish to have included in the Proxy Statement and proxy card for that annual meeting, any such proposal or director nomination must be received by us in writing no later than December 7, 2012 consistent with Rule 14a-8. Any shareholder proposal or director nomination for the annual meeting of shareholders for 2013 that is not intended for inclusion in the Proxy Statement and proxy card will be considered “untimely” if it is received by us earlier than January 18, 2013 or after February 19, 2013. An untimely proposal may not be brought before or considered at our annual meeting of shareholders for 2013. Any shareholder proposal or director nomination submitted must also be made in compliance with our amended and restated by-laws. For more information regarding our by-law procedures for director nominations, please refer to “Corporate Governance—Nomination Process and Qualifications for Director Nominees.”

Proxies solicited by the Board of Directors for the annual meeting of shareholders for 2013 may confer discretionary authority to vote on any untimely shareholder proposals or director nominations without express direction from shareholders giving such proxies. All shareholder proposals and director nominations must be addressed to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures.

OTHER BUSINESS

As of April 5, 2012, our Board of Directors is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

By Order of the Board of Directors

Ronald S. Milstein Executive Vice President, Legal and External Affairs, General Counsel and Secretary

Appendix A

LORILLARD, INC.

INDEPENDENCE STANDARDS FOR DIRECTORS

The Board of Directors has adopted Corporate Governance Guidelines that contain director qualifications. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with Lorillard, Inc. or any of its subsidiaries (together, the “Company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. When making independence determinations, the Board will consider all relevant facts and circumstances, as well as all applicable legal and regulatory requirements, including NYSE corporate governance requirements and the rules and regulations of any other regulatory or self-regulatory body with jurisdiction over the Company. Notwithstanding the foregoing, none of the following relationships shall automatically disqualify any director or nominee from being considered “independent”:

(a) More than three years ago, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) (i) During any twelve-month period during the preceding three years, the director has received, or has an immediate family member who has received, less than $120,000 in direct compensation from the Company; or (ii) during any twelve-month period during the preceding three years the director has received, or has an immediate family member who has received, director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (iii) more than three years ago, the director has received, or has an immediate family member who has received, any such compensation (including amounts over $120,000 per year);

(c) The director or an immediate family member of the director is or was employed within the past three years as an executive officer of another organization for which any of the Company’s present executive officers at the same time serves or served on that organization’s board of directors (or similar body) or any committee thereof, except that the foregoing shall not apply to service by such executive officer on such organization’s compensation committee; or

(d) (i) The director is or was an employee, executive officer, partner (other than a limited partner) or significant equity holder of another organization that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other organization’s consolidated gross revenues, or (ii) an immediate family member of the director is or was an executive officer of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

In addition to these guidelines, members of certain committees of the Board, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

For purposes of these guidelines: (1) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b), above; (2) in applying the test under (d), above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (3) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; (4) a significant equity holder of an organization will normally be considered a shareholder, limited partner or member owning 10% or more of the voting or equity interests in that organization; and (5) a director’s service as a non-employee Chairman of the Board of Directors of the Company shall not be deemed employment by the Company under (a) above.

A-1

Appendix B

LORILLARD, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. Lorillard, Inc. (the “Company”) believes that ownership of shares of the Common Stock of the Company (the “Common Stock”) by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of the Company’s growth and success. The purpose of the Company’s Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.

2. Shares Reserved for the Plan. An aggregate maximum of 500,000 shares of Common Stock may be purchased by Eligible Employees (as defined below) under the Plan. The shares of Common Stock that may be purchased under the Plan may be authorized but unissued or previously issued and reacquired by the Company, or both. The number of shares of Common Stock available for purchase under the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding common stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company (the “Board”), which determination shall be conclusive and binding on all parties.

3. Administration of the Plan. The Plan shall be administered by or under the direction of the Compensation Committee of the Board (the “Committee”), which may delegate some or all of its duties and authority to one or more Company employees. The Committee shall have full power and authority to, in its discretion, promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Committee may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Committee shall be conclusive and binding on all parties.

4. Eligible Employees. All Eligible Employees (as defined below) of the Company and all Eligible Employees of each corporate subsidiary of the Company that is designated by the Board as participating in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary”) are eligible to participate in the Plan. An “Eligible Employee” is an employee who is in the active service of the Company or a Participating Subsidiary on the applicable deadline for submission of subscription agreements under the Plan, excluding, however, (a) any employee whose customary employment is less than 20 hours per week and less than 5 months per year, (b) any employee who beneficially owns 5% or more of the issued and outstanding Common Stock and (c) any employee who is identified by the Committee as eligible to receive an award under the Company’s long-term incentive program for its executives.

5. Offerings.

(a) Offering and Purchase Dates. The Plan shall be implemented by a series of six-month offerings (the “Offerings”), with a new Offering commencing on March 1 and September 1 of each year, with the initial Offering commencing on September 1, 2012. Each Offering commencing on March 1 of any year shall end on August 31 of that year, and each Offering commencing on September 1 of any year shall end on the last day of February of the following year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering.

(b) Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the option price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that no option shall permit the purchase by any Eligible Employee of shares of Common Stock having a purchase price greater than $25,000 per year.

6. Participation in the Plan.

(a) Initiating Participation. An Eligible Employee may elect to participate in an Offering and become a participant in the Plan (a “Participant”) by completing a subscription agreement authorizing payroll deductions in accordance with the procedures established by the Committee. Once filed, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the Participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the Participant from each of the Participant’s paychecks during the Offering and each subsequent Offering until the authorization is terminated. The designated amount to be deducted from each paycheck may not be less than the minimum dollar amount or greater than the maximum dollar amount or percentage established by the Committee. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

(b) Amending Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, the Participant may amend the payroll deduction authorization to either increase or decrease the amount of payroll deductions in accordance with the procedures established by the Committee. If the amount of payroll deductions from any Participant during an Offering exceeds the maximum dollar amount that can be applied to purchase shares of Common Stock in that Offering under the limitation set forth in paragraph 5(b) above, then (x) payroll deductions from the Participant shall cease and all such excess amounts shall be retained and applied to the purchase of shares in the next subsequent Offering, and (y) payroll deductions from the Participant shall restart as of the commencement of the next Offering at the rate set forth in the Participant’s then effective payroll deduction authorization.

(c) Terminating Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, the Participant may terminate participation in the Plan in accordance with the procedures established by the Committee. Participation in the Plan shall also terminate when a Participant ceases to be an Eligible Employee for any reason, including death or other termination of employment. A Participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a Participant’s participation in the Plan, all amounts deducted from the Participant’s compensation and not previously used to purchase shares of Common Stock under the Plan shall be refunded to the Participant.

7. Option Price. The option price at which shares of Common Stock shall be purchased in an Offering shall be 95% of the fair market value of a share of Common Stock on the Purchase Date of the Offering. The fair market value of a share of Common Stock on any date shall be the closing price on the immediately preceding trading day of the Common Stock on the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, such other reported value of the Common Stock as shall be specified by the Committee.

8. Purchase of Shares. All amounts withheld from the compensation of a Participant under paragraph 6(a) above shall be credited to his or her account under the Plan. No interest will be paid on such accounts, unless otherwise determined by the Committee. On each Purchase Date, the amount of the account of each Participant will be applied to the purchase of shares of Common Stock (including fractional shares) by such Participant from the Company at the price determined under paragraph 7 above. Any cash balance remaining in a Participant’s account after a Purchase Date as a result of the limitations set forth in paragraph 5(b) above shall be retained and used during subsequent Purchase Dates or, if specified by the Committee, returned to the Participant.

9. Delivery and Custody of Shares. Shares of Common Stock purchased by Participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Committee. The Custodian may hold in nominee or “street name” certificates for shares of Common Stock purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual Participants. By appropriate instructions to the Custodian, a Participant may from time to time sell all or part of the shares of Common Stock held by the Custodian for the Participant’s account at the market price at the time the order is executed. If a Participant desires to sell all of the shares in his or her account, the Custodian or the Company will purchase any fraction of a share in the account at the same price per share that the whole shares are sold on the market. By appropriate instructions to the Custodian, a Participant may obtain a transfer into the Participant’s own name of all or part of the whole shares held by the Custodian for the Participant’s account and delivery of such whole shares to the Participant.

10. Records and Statements. After each Purchase Date each Participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

11. Expense of the Plan. The Company will pay all fees and expenses (excluding individual federal, state, local or other taxes) incident to operation of the Plan. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

12. Transferability. The right to purchase shares under this Plan is not transferable by a Participant, and such right is exercisable during the Participant’s lifetime only by the Participant. Upon the death of a Participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the Participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

13. Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of Common Stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Participants entitled thereto. Cash dividends, if any, on share of Common Stock held by the Custodian will be reinvested in Common Stock on behalf of the Participants entitled thereto. The Custodian shall establish a separate account for each Participant for the purpose of holding shares of Common Stock acquired through reinvestment of the Participant’s dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for Participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall use all of the funds so received to purchase shares of Common Stock in the public market, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the Participants pro rata based on the amount of dividends reinvested for each Participant. A Participant may sell or transfer shares in the Participant’s dividend reinvestment account in accordance with paragraph 9 above.

14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares of Common Stock held by the Custodian for each Participant’s accounts to be voted in accordance with instructions from the Participant or, if requested by a Participant, furnish to the Participant a proxy authorizing the Participant to vote the shares of Common Stock held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to Participants in the Plan.

15. Tax Withholding. In the event that the Company or any Participating Subsidiary is required to withhold any federal, state, local or foreign taxes in respect of any compensation or other income realized by the Participant, the Company or such Participating Subsidiary may deduct from any payments of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of Common Stock for the account of the Participant, the aggregate amount of such federal, state, local or foreign taxes required to be withheld or, if such payments are insufficient to satisfy such federal, state, local or foreign taxes, the Participant will be required to pay to the Company or such Participating Subsidiary, or make other arrangement satisfactory to the Company or such Participating Subsidiary regarding payment to the Company or such Participating Subsidiary of, the aggregate amount of any such taxes.

16. Responsibility and Indemnity. Neither the Company, the Board, the Committee, any Participating Subsidiary, nor any member, officer or employee of any of them, shall be liable to any Participant for any mistake of judgment or for any omission or wrongful act in connection with the Plan unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and hold harmless any such member, officer or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

17. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use reasonable commercial efforts to comply with such laws, regulations and rules and to obtain such approvals. The Plan shall be conditional on approval of the Company’s shareholders at the Company’s annual shareholders meeting on May 17, 2012.

18. Amendment of the Plan. The Board may from time to time amend the Plan in any and all respects, except that without the approval of the shareholders of the Company, the Board may not increase the number of shares of Common Stock available for purchase under the Plan (except for adjustments authorized in paragraph 2 above).

19. Termination of the Plan. The Plan shall terminate when all of the shares of Common Stock available for purchase under the Plan have been purchased, provided that the Board in its sole discretion may at any time terminate the Plan without any obligation on account of such termination. Upon termination of the Plan, the cash and shares, if any, held in the accounts of each Participant shall be distributed to the Participant.

20. Governing Law. The Plan and all Offers shall be interpreted and construed in accordance with the laws of the State of New York, without reference to the conflicts provisions thereof.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. eastern daylight time on May 16, 2012.

Lorillard, Inc.
OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 19879

‚  FOLD AND DETACH HERE  ‚

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR SHARES WILL BE VOTED AS SPECIFIED IN THIS CARD. IF A SIGNED CARD IS RECEIVED WITH NO SPECIFICATION MADE, THIS PROXY WILL BE VOTED (1) “FOR” PROPOSAL NOS., 1, 2, 3 AND 4; (2) “ABSTAIN” ON PROPOSAL NO. 5; AND (3) “AGAINST” PROPOSAL NO. 6

Please mark your votes as indicated in this example	☒

The Board of Directors recommends you vote “FOR” the following proposals:				The Board of Directors recommends you vote “FOR” the following proposal:
						FOR	AGAINST	ABSTAIN
1. To elect the two nominees named below to hold office as Class I Directors:	FOR	AGAINST	ABSTAIN	3.	To approve the Lorillard, Inc. Employee Stock Purchase Plan	☐	☐	☐

01 Robert C. Almon	☐	☐	☐	The Board of Directors recommends you vote “FOR” the following proposal:
02 Kit D. Dietz	☐	☐	☐	4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR	AGAINST	ABSTAIN
						☐	☐	☐
The Board of Directors makes no recommendation as to the following proposal:
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

2. Advisory vote to approve the Company’s executive compensation.	☐	☐	☐	5.	To approve the shareholder proposal on declassifying the Board of Directors.	☐	☐	☐
The Board of Directors recommends you vote “AGAINST” the following proposal:
						FOR	AGAINST	ABSTAIN

				6.	To approve the shareholder proposal on reporting political contributions and expenditures.	☐	☐	☐
In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

				Please indicate if you plan to attend this meeting.	Yes	☐	No	☐
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
						Mark Here for Address Change or Comments SEE REVERSE		☐

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Signature	Date

LORILLARD, INC.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
ADMISSION TICKET
Lorillard, Inc. Annual Meeting of Shareholders for 2012 May 17, 2012 10:00 a.m.	O.Henry Hotel 624 Green Valley Road Greensboro, NC 27408

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy

‚  FOLD AND DETACH HERE  ‚

LORILLARD, INC.

This proxy is solicited on behalf of the Board of Directors of Lorillard, Inc.

for the Annual Meeting of Shareholders for 2012 on May 17, 2012.

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders for 2012 of Lorillard, Inc. (“Lorillard” or the “Company”) and the accompanying Proxy Statement to be held on May 17, 2012 starting at 10:00 a.m., eastern daylight time, at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, and (2) appoints Murray S. Kessler and David H. Taylor, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Lorillard that the undersigned would be entitled to cast if personally present at the annual meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the annual meeting, all in accordance with, and as described in, the accompanying Notice of Annual Meeting of Shareholders for 2012.

The Board of Directors makes the following recommendation: (1) a vote “FOR” the proposal to elect the two nominees named in the attached Proxy Statement to hold office as Class I Directors until the Annual Meeting of Shareholders for 2015, and until their successors are duly elected and qualified; (2) a vote “FOR” the non-binding, advisory vote to approve the Company’s executive compensation; (3) a vote “FOR” the approval of the Lorillard, Inc. Employee Stock Purchase Plan; (4) a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; (5) no recommendation on the shareholder proposal on declassifying the Board of Directors; and (6) a vote “AGAINST” the shareholder proposal on reporting political contributions and expenditures.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Lorillard and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 19879